Exhibit 2.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Date:	29 February 2024

Petroswede AB

as Seller

Vaalco Energy (Holdings), LLC

as Buyer

Share Purchase Agreement

For the purchase of the entire issued share capital of Svenska Petroleum Exploration Aktiebolag

Fieldfisher  Riverbank House  2 Swan Lane  London EC4R 3TT

i

ii

THIS AGREEMENT is made the ……29th……… day of …February……………… 2024

BETWEEN:

(1)	PETROSWEDE AB a company incorporated in Sweden (company registration no. 556199-7320) whose registered office is at Box 27823, 11593 Stockholm, Sweden (the "Seller"); and

(2)
VAALCO ENERGY (HOLDINGS), LLC a company incorporated in Delaware, USA (company registration no. 6901464) whose registered office is at 9800 Richmond Ave Suite 700, Houston, Texas 77042, USA (the "Buyer"),

each a "party" and together the "parties".

BACKGROUND:

(A)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares (as defined below) subject to the terms and conditions of this Agreement.

IT IS AGREED:

1.	Definitions and interpretation

1.1	In this Agreement:

“2023 Accounts Condition” means the adoption (Sw:  fastställande)  by the general meeting of the Company of the statutory audited accounts of the Company and the consolidated audited accounts of the Group, including the income statement, balance sheet, cash flow statement and the notes thereto, as at, and for the twelve month period ended on, 31 December 2023;

"Accounting Policies" has the meaning given in Paragraph 5.1(a) of Schedule 3 (General Warranties);

"Accounts" means the statutory audited accounts of the Company and the consolidated audited accounts of the Group, including the income statement, balance sheet, cash flow statement and the notes thereto, as at, and for the twelve month period ended on, the Accounts Date;

"Accounts Date" means 31 December 2022;

"Accrued Remuneration Costs" means:

(a)
any remuneration relating to a period prior to the Economic Date paid or payable by any Group Company (whether under contract or Applicable Laws) on or after the Economic Date to its directors, other officers, employees or consultants (including fees, salaries, bonuses, benefits, pension contributions and vacation payments);

(b)
all statutory deductions relating to any remuneration referred to in paragraph (a) above (whether in respect of Tax or otherwise and provided such deductions are made and either retained at Completion or accounted for to the relevant Governmental Authority); and

(c)
any applicable payroll taxes and social security contributions relating to a period prior to the Economic Date paid or payable by any Group Company (whether under contract or Applicable Laws) on or after the Economic Date (including those anticipated to be payable as a result of the anticipated discontinuation of endowment insurances which are anticipated to be in the region of [*****] as of 31 January 2024);

 "Advisor Fees" means any advisor fees relating to the Transaction and/or the Transaction Documents incurred or paid by any Group Company on or after the Economic Date (including any such advisor fees re-charged by the Seller to any Group Company);

"Agreed Rate" means SOFR plus four percentage points;

"Anti-Corruption Law" means:

(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 ("OECD Convention");

(b)	the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended ("FCPA");

(c)	the Corrupt Practices and Other Related Offences Act, 2000, Cap C31 Laws of the Federation of Nigeria 2004;

(d)	the Economic and Financial Crimes Commission (Establishment, etc.) Act Cap E1 Laws of the Federation of Nigeria 2004;

(e)	the Money Laundering (Prevention and Prohibition) Act, 2022 of Nigeria;

(f)	the Terrorism (Prevention and Prohibition) Act 2022 of Nigeria;

(g)
the Ivorian Ordinance no. 2013-660 of 20 September 2013 relating to the prevention and the fight against corruption and related offences (as modified notably by Ordinance no. 2015-176 of 24 March 2015, and Ordinance no. 2018-25 of 17 January 2018, Ordinance no. 2018-477 of 16 May 2018 and Ordinance no. 2022-348 of 1 June 2022) and the Ivorian Ordinance no. 2013-661 of 20 September 2013 setting out the powers, composition, organisation and operation of the High Authority for the Good Governance (as modified by Ordinance no. 2015-177 of 24 March 2015), as complemented by Decree no. 2014-213 of 16 April 2014 relating to the powers, organisation and operation of the bodies of the High Authority for the Good Governance, Law 2018-573 of 13 June 2018 relating to legal system applicable to freezing of illegal assets and Decree no. 2022-349 of 1 June 2022 relating to the powers, organisation and operation of the body in charge of the recovery and management of illegal assets;

(h)	the Bribery Act 2010; and

(i)	any other Applicable Law which:

(i)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(ii)	is broadly equivalent to the FCPA and/or the Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption;

"Applicable Law" means all laws, regulations, rules, codes, orders, permits, policies, licences, certifications, decrees, directives, statutes, requirements, standards or interpretations imposed by any Governmental Authority from time to time that apply (as relevant) to a party, relevant direct employees and secondees, the Group, the Sale Shares, the Petroleum Assets, the Petroleum Asset Documents, the Petroleum Permits or the business, assets or operations of the Group;

 "Baobab Field" means the hydrocarbon accumulation located in Block CI-40 known as the Baobab field;

"Baobab Group" means all entities that hold, from time to time, a legal and beneficial ownership interest in the Block CI-40 PSC, namely, on the date hereof, CNR, SPE CI and Petroci;

"Baobab Joint Operating Agreement" has the meaning given in Paragraph 1(a) of Schedule 11 (Petroleum Asset Documents);

"Block CI-40" means that area offshore Ivory Coast identified in Annex 1 to the Block CI-40 PSC but excluding any areas relinquished from time to time by the Contractor (as defined therein) pursuant to the Block CI-40 PSC;

"Block CI-40 PSC" means the production sharing agreement identified in Paragraph 1 of Schedule 10 (Petroleum Permits);

"Block CI-40 PSC Petroleum Costs Audit" means the petroleum costs audit undertaken in 2019 by the Directorate General of Hydrocarbons of the Ivory Coast Government pursuant to Article 25.2 of the Block CI-40 PSC in respect of financial years 2015 to 2018;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business in London (England), Houston (Texas) and Stockholm (Sweden);

"Buyer Group" means the Buyer, VAALCO Energy, Inc. and each company which is at the relevant time a subsidiary of VAALCO Energy, Inc. (including, at and following Completion, the Company and the Subsidiaries);

"Buyer Ivorian Reimbursement Amount" has the meaning given to it in Clause 5.6(b);

"Buyer's Solicitors" means Mayer Brown International LLP of 201 Bishopsgate, London, EC2M 3AF;

"Claim" means any Non-Tax Warranty Claim and any Tax Claim;

"Closing Costs" means:

(a)	the Accrued Remuneration Costs;

(b)	the Advisor Fees;

(c)	the Departing Employee Termination Costs; and

(d)	the Transaction Bonus Costs;

"Closing Costs Estimate" means [*****];

"CNR" has the meaning given in Paragraph 1 of Schedule 10 (Petroleum Permits);

"Company" means Svenska Petroleum Exploration Aktiebolag, a company incorporated in Sweden (company registration no. 556093-2583) whose registered office is at Box 27823, 11593 Stockholm, Sweden further details of which are set out in Paragraph 1 of Schedule 1 (Details of the Company and the Subsidiaries);

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with Clause 8 (Completion);

 "Completion Amount" means an amount equal to:

(a)	sixty-six million five hundred thousand US dollars (US$66,500,000); plus

(b)
an amount equal to interest on sixty-six million five hundred thousand US dollars (US$66,500,000) from (and including) the Economic Date to (and including) the Completion Date at the rate of 5% per annum accruing on a daily basis assuming a 365 day year compounded annually; plus

(c)	the Surplus Amount (if any); plus

(d)	the Seller Ivorian Reimbursement Amount (if any); less

(e)	the Nigerian Consideration Amount; less

(f)	the Shortfall Amount (if any); less

(g)	the Known Leakage Amount (if any); less

(h)	the Buyer Ivorian Reimbursement Amount (if any),

provided that if the above calculation results in a negative figure, the Completion Amount shall be zero;

"Completion Consideration" means an amount equal to the Completion Amount less the Pre-Sale Dividend Amount;

"Completion Date" means the date on which Completion occurs;

"Conditions" means the conditions to Completion set out in Clause 5.1;

"Data Protection Laws" means Applicable Laws relating to data protection, data privacy, data retention and data security including the EU General Data Protection Regulation, the UK GDPR, the Privacy and Electronic Communications (EC Directive) and the Data Protection Act 2018 and similar legislation and regulations relating to data protection, data privacy, data retention and data security in any relevant jurisdiction;

"Data Room" means the online data room (including folder 13.2 of that data room which has been made available only to certain representatives of the Buyer) named Project Phoenix containing documents and information relating to the Company hosted by Womble Bond Dickinson on HighQ as at 27 February 2024, the contents of which are listed in Appendix 1 to the Disclosure Letter;

"Deal Team" means [*****];

"Deduction" has the meaning given in Clause 3.3;

"Deferred Completion Date" has the meaning given in Clause 8.2;

"Departing Employee Termination Costs" means costs paid or payable by the Group (whether under contract or Applicable Laws) in connection with the termination of employment of the Departing Employees including all applicable payroll taxes, bonus payments, benefits (including pension contributions) and social security contributions plus a payment in lieu to each of the Departing Employees in respect of any unused vacation days (together with any applicable payroll taxes, pension contributions and social security contributions thereon);

"Departing Employees" means those employees of the Group who are immediately prior to the Departure Time employed in the Group and "Departing Employee" means any one of them;

"Departure Time" means the time immediately prior to Completion;

"Disclosed" means fairly disclosed (with sufficient details to identify the nature and scope of the matters disclosed) in the Disclosure Letter or the documents in the Data Room;

"Disclosure Letter" means the countersigned letter from the Seller to the Buyer with the same date as this Agreement which states that it is the disclosure letter referred to in this Agreement and the documents attached to or referred to in it;

"Economic Date" means 1 October 2023;

"Economic Date Accounts" means the audited consolidated statement of financial position of the Group as at the day prior to the Economic Date and the audited consolidated statement of profit and loss of the Group for the period from 1 January 2023 to the day prior to the Economic Date at document 3.17.8 of the Data Room;

"Encumbrance" means any encumbrance or security interest of any kind whatsoever including a charge, mortgage, standard security, lien, option, equitable right, power of sale, pledge, hypothecation, hypothec, usufruct, retention of title, restriction, right to acquire, right of pre-emption or redemption, right of first refusal, option, conversion right, other third-party right or interest (including economic interest), right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties, or an agreement, arrangement or obligation to create any of the foregoing;

"Equity Bridge" means the enterprise value to equity bridge as set out in Schedule 13 (Equity Bridge);

"Escrow Account" means the account of the Escrow Agent as set out in the Escrow Agreement;

"Escrow Agent" means JPMorgan Chase Bank, N.A.;

"Escrow Agreement" means the escrow agreement relating to the Escrow Amount to be entered into by the Seller, the Buyer and the Escrow Agent on Completion where Clause 3.2(a)(iii) applies in the approved form as at the date of this Agreement;

"Escrow Amount" means [*****];

“Escrow Amount Dollar Equivalent” means the US dollar amount that equates to the Escrow Amount using the exchange rate achieved by the Buyer Group when effecting the conversion of US dollars (USD) to Swedish Kroner (SEK) on the second Business Day prior to Completion and as notified in writing by the Buyer to the Seller on that day and, in the absence of any such notification, the exchange rate which is the spot closing mid-point rate for the conversion of US dollars (USD) to Swedish Kroner (SEK) as quoted by the Financial Times on the Business Day prior to Completion;

"Espoir Group" has the meaning given in Paragraph 1(b) of Schedule 11 (Petroleum Asset Documents);

"Esso" means Esso Exploration and Production Nigeria (Deepwater West) Limited;

"FCCPA" means the Federal Competition and Consumer Protection Act, 2018 of Nigeria;

"FCCPC" means the Federal Competition and Consumer Protection Commission of the Federal Republic of Nigeria;

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

"FIRS" means the Federal Inland Revenue Service of the Federal Republic of Nigeria;

"Fundamental Warranties" means the warranties set out in Paragraphs 1.1 to 1.8 and 2.1 to 2.7 of Schedule 3 (General Warranties);

"General Claim" means any claim by the Buyer under this Agreement or in connection with the subject matter of this Agreement (other than any Non-Tax Warranty Claim or any Tax Claim or any Leakage Claim);

"Governmental Authority" means:

(a)	any government or any political subdivision thereof having jurisdiction in respect of the relevant matter;

(b)
any ministry, sub-ministry, agency or sub-agency, court, tribunal, bureau, office or department of any government or political subdivision thereof (including any government owned company) at the supra-national, national, state, territorial, local or municipal level having jurisdiction in respect of the relevant matter; or

(c)	any person (whether autonomous or not) having jurisdiction in respect of the relevant matter who is charged with the administration of any Applicable Law;

"Group" means the Company and the Subsidiaries;

"Group Company" means each member of the Group;

"Group Retirement Benefit Arrangements" means the arrangements under which any Group Company makes payments, or has any obligation to make payments, for providing retirement, death, disability or life assurance benefits;

"Indebtedness" means any indebtedness whether present, future, actual or contingent, for or in respect of: (a) moneys borrowed; (b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent thereof; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) the amount of any liability in respect of any finance lease or hire purchase contract; (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing; (g) the amount of any deferred or contingent consideration outstanding in relation to the acquisition of any asset or business; (h) interest (or similar amounts accrued in respect of the matters referred to above in this definition, including any increased amount of interest (or similar) payable by reference to any obligation to withhold Tax; (i) any premium, fees, costs and expenses (including prepayment fees, penalties and break costs) paid or payable in connection with the termination, release, discharge or repayment of facilities, borrowings or other indebtedness referred to above in this definition; and (j) the amount of any liability in respect of any guarantee or indemnity for any liability or obligation of any other person in respect of any of the items referred to in paragraphs (a) to (f) above, excluding in each case trade credit and trade debt arising from the supply of goods or services in the ordinary course of business. References in this definition to "repayment" of any Indebtedness shall mean the taking of any action necessary to eliminate the liability of that person for such financial indebtedness or amounts in the nature of financial indebtedness, and any related words or phrases shall be construed accordingly;

"Insolvency Event" means:

(a)
the Seller or any Group Company becomes unable to pay its debts as they fall due within the meaning of Section 123(1)(e) of the Insolvency Act 1986 or Section 25 of the OHADA Uniform Act on Insolvency Proceedings;

(b)	the enforcement of any security interest of any kind over any of the assets of the Seller or any Group Company;

(c)
the Seller or any Group Company is dissolved or enters into liquidation, administration, administrative receivership, receivership, a voluntary arrangement or a scheme of arrangement with all of its creditors or any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction which is of equivalent or greater seriousness to the foregoing procedures (other than in each case for the purposes of a solvent reconstruction or amalgamation with the resulting entity assuming all the obligations of the party in question);

(d)
the Seller or any Group Company ceases to carry on business, stops payment of its debts or any class of them, or enters into any compromise or arrangement in respect of its debts or any class of them; or

(e)
all or substantially all of the assets of the Seller or any Group Company are subject to attachment, sequestration, execution or similar process and that process is not terminated or discharged within fourteen (14) days;

"Intellectual Property Rights" means trademarks, service marks, rights in trade names, business names, logos or get-up, patents, petty patents, utility models, supplementary protection certificates, rights in inventions, registered and unregistered design rights, copyrights (including rights in computer software), semi-conductor topography rights, plant variety rights, moral rights, database rights and any other rights in data and databases, rights in domain names and URLs, confidential information and knowledge (including Know-How, inventions, secret formulae and processes, market information, and lists of customers and suppliers), rights protecting goodwill and reputation, rights to sue for passing off and in unfair competition, rights in opposition proceedings and all other similar rights in any part of the world (including in Know-How) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

"Interim Period" means the period beginning on the date of this Agreement and ending immediately prior to Completion;

"Ivory Coast Condition" means the Ivory Coast Prior Consent having been obtained from the Minister of Mines, Petroleum and Energy (or any other representative of the Ivory Coast Government permitted to give such consent in accordance with Applicable Law);

"Ivory Coast Prior Consent" means prior consent for the change of control of SPE CI that would result as a consequence of the transfer of the Sale Shares from the Seller to the Buyer and which would result in the change of control of a party to the Block CI-40 PSC granted by the Ivory Coast Government in accordance with Articles 19 and 38 of the Petroleum Code of the Ivory Coast enacted by Law no. 96-669 of 29 August 1996  (as amended by Ordinance no. 2012-369 of 18 April 2012), and Article 28 of its implementation Decree no. 96-733 of 19 September 1996, such consent being given by the Minister of Mines, Petroleum and Energy (or any other representative of the Ivory Coast Government permitted to give such consent in accordance with Applicable Law) before Completion;

"Ivory Coast Government" means the government of the Republic of Côte d'Ivoire;

"Joint Operating Agreements" means those documents described as joint operating agreements in Schedule 11 (Petroleum Asset Documents);

"Know-How" means non-trivial industrial and commercial information and techniques in any form not in the public domain, including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

"Known Leakage Amount" has the meaning given in Paragraph 2.2 of Schedule 6 (Leakage);

"Leakage Claim" means a claim against the Seller under Paragraph 2 of Schedule 6 (Leakage);

"Local Business Day" means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business at the place of receipt of the relevant notice or other communication;

"Longstop Date" means the date nine months after the date of this Agreement (or such later date as the Buyer and the Seller may agree in writing);

"Losses" includes losses, liabilities, demands, damages (including any sum paid to compromise or settle any third party claim), fines and penalties, costs and expenses calculated on a full indemnity basis (including reasonable legal and other professional costs) and interest;

"Material Adverse Event" means:

(a)	any damage to any of the production facilities (including the floating production storage and offloading unit) of the Baobab Field or to the Baobab Field reservoir which:

(i)	results in a total cessation of production which is reasonably likely to be permanent; or

(ii)
results in or is reasonably likely to result in a reduction in the average daily production of Petroleum by more than 50% for a period of more than two months when compared with the average daily production of Petroleum in the two months prior to such damage taking place provided that a Material Adverse Event shall not be deemed to have occurred in connection with any such reduction in production arising as a result of:

(A)	maintenance which has been planned as at the date of this Agreement; or

(B)	the implementation of any proposed solution which has been Disclosed [*****];

(b)
the termination (other than by expiration), revocation, forfeiture or expropriation of: (i) the Block CI-40 PSC (which results in the parties forming the "Contracteur" (Contractor) (as defined therein) ceasing to have the right to conduct "Operations Petrolières" (Petroleum Operations) (as defined therein)); or (ii) the Baobab Joint Operating Agreement; or

(c)	the occurrence of any Insolvency Event;

"Material IPR" means all rights and interests held by any Group Company in Intellectual Property Rights (whether as owner, licensee or otherwise) which (i) as at the date of this Agreement are used, have been used or are intended for use  in relation to the Group and which are necessary  to conduct the business of the Group in the manner and to the extent it is presently conducted and (ii) includes the seismic data owned or licenced pursuant to the seismic data purchase agreements or the licences listed in Paragraph 3 of Schedule 9 (Intellectual Property Rights);

"Merger Review Regulations" means the Merger Review Regulations 2020, made pursuant to the FCCPA;

"Moroncha" means Moroncha Holdings Co Ltd, a company incorporated in Cyprus (company registration no. HE55397);

“MV10 FPSO” means the floating production storage and offloading tanker facility named "Baobab Ivorian MV10 FPSO", chartered by CNR by way of the entry into of a bareboat charter agreement with MODEC Venture 10 B.V. Inc with an effective date of 1 January 2017, for use in connection with the development of the Baobab development area within the Côte d'Ivoire concession block CI-40 located offshore Côte d'Ivoire;

"Natural Gas" means any hydrocarbons that are gaseous at standard temperature and pressure;

"Negative Clearance" means the negative clearance procedure under Regulation 9 of the Merger Review Regulations that involves a preliminary assessment for clearance by the FCCPC on whether a proposed transaction constitutes a relevant merger and is notifiable under the FCCPA;

"Nigerian Antitrust Authorities" means any competent authorities with jurisdiction over the enforcement of Nigerian Antitrust Legislation, including the FCCPC or any other authority that may replace it;

"Nigerian Antitrust Legislation" means any Applicable Laws relating to the regulation of competition which would have direct application to the Nigerian OML Assignment, including the FCCPA as may be amended or replaced from time to time, and any subsidiary legislation made by the FCCPC pursuant thereto;

"Nigerian Consents and Notification Requirement" means:

(a)	notification to NUPRC of:

(i)
the intention of the Seller to carry out the Nigerian OML Assignment, provided that this paragraph (a)(i) of the requirement shall be deemed to be satisfied if the NUPRC fails to communicate its approval of such notification of intention within 10 Local Business Days of the receipt of the notification of intention by the NUPRC; and

(ii)	the identity of the Buyer (as a qualified company), in accordance with the Nigerian Guidelines for Minister's Consent, to the extent not already notified prior to execution of this Agreement;

(b)	receipt of the written consent of the Nigerian Petroleum Minister to the Nigerian OML Assignment, in accordance with Applicable Law; and

(c)	receipt of the written consent of NNPC to the Nigerian OML Assignment in accordance with the Nigerian PSC;

"Nigerian Consideration Amount" means US$1;

"Nigerian FCCPC Requirement" means receipt of the unconditional-approval of the Nigerian Antitrust Authorities for the Nigerian OML Assignment provided that this requirement shall be deemed to be satisfied if the Negative Clearance under Regulation 9 of the Merger Review Regulations is granted or the Nigerian Antitrust Authorities advise the parties in writing that a filing under the Nigerian Antitrust Legislation is not required;

"Nigerian Guidelines for Minister's Consent" means the Guidelines and Procedures for Obtaining Minister's Consent to the Assignment of an Interest in Oil and Gas assets, 2021;

"Nigerian JOA" means the Joint Operating Agreement between Esso, Chevron Nigeria Deepwater B Limited and Nigerian Petroleum Development Company Limited dated 20 May 2002 in respect of OPL 214, as further amended by the Deed of Assignment between Sasol Exploration and Production Nigeria Limited, Esso, Chevron Nigeria Deepwater B Limited, Phillips Deepwater Exploration (Nigeria) Limited, Svenska Nigeria Exploration and Nigerian Petroleum Development Company Limited dated 20 December 2017;

"Nigerian OML Assignment" means, the indirect assignment, by the Seller, of its entire interests in OML 145 to the Buyer;

"Nigerian Petroleum Minister" means the Honourable Minister for Petroleum Resources or any person designated by the President of the Federal Republic of Nigeria as having responsibility for overseeing the petroleum industry;

"Nigerian PSC" means the production sharing contract between NNPC, Esso, Chevron Nigeria Deepwater B Limited and Nigerian Petroleum Development Company Limited dated 13 June 2002 in respect of OPL 214 as further amended by the Deed of Assignment between Sasol Exploration and Production Nigeria Limited, Esso, Chevron Nigeria Deepwater B Limited, Phillips Deepwater Exploration (Nigeria) Limited, Svenska Nigeria Exploration and Nigerian Petroleum Development Company Limited dated 20 December 2017;

"Nigerian Requirements" means the Nigerian Consents and Notification Requirement and the Nigerian FCCPC Requirement;

"Nigerian Requirements Longstop Date" means 31 December 2027;

"Nigerian ROFO Requirement" means notification to the parties to the Nigerian JOA of the intention of the Seller to carry out the Nigerian OML Assignment and compliance with the procedure set out in Article 12.1 of the Nigerian JOA or the earlier receipt of written confirmation from such parties that they do not intend to exercise their rights of first offer under the Nigerian JOA;

"NNPC" means Nigerian National Petroleum Company Limited a limited liability company registered under the laws of the Federal Republic of Nigeria;

"Non-Tax Warranties" means the warranties given by the Seller in Clause 12 (Seller Warranties) and set out in Schedule 3 (General Warranties);

"Non-Tax Warranty Claim" means any claim by the Buyer for breach of any of the Non-Tax Warranties;

"NUPRC" means the Nigerian Upstream Petroleum Regulatory Commission;

"OML 145" or "OML" means oil mining lease No. 145, formerly OPL 214, obtained in accordance with the laws of the Federal Republic of Nigeria;

"Operator" means the role of operator as defined in a Petroleum Asset Document, or as the context requires, the person fulfilling such role from time to time;

"OPL 214" means oil prospecting licence No. 214 obtained in accordance with the laws of the Federal Republic of Nigeria;

"PDC Reports" means (i) the Reserves and Resources Competent Person's Report dated 23 December 2020 (in respect of Nigeria), a copy of which is at 4.5.1.4 of the Data Room and (ii) the Reserves and Resources Competent Person's Report dated 4 December 2023 (in respect of the Ivory Coast), a copy of which is at 4.5.1.10 of the Data Room;

"Permitted Leakage" has the meaning given in Paragraph 1.1 of Schedule 6 (Leakage);

"Personal Data" has the meaning given to that expression in Article 4(1) UK GDPR and where relevant as extended in other jurisdictions by applicable Data Protection Laws;

"Petroci" has the meaning given in Paragraph 1 of Schedule 10 (Petroleum Permits);

"Petroleum" means (i) crude mineral oil, condensate and all other kinds of liquid hydrocarbons regardless of gravity, in their natural condition or obtained from Natural Gas or liquid petroleum by vaporisation, condensation or extraction, including natural gas liquids, as well as any asphalt, bitumen or ozocerite, and any incidental amounts of Natural Gas which may be liberated from the liquid hydrocarbons whilst in transit, any impurities in solution or suspension with the foregoing or any hydrocarbon product refined or produced from the foregoing; and (ii) Natural Gas;

"Petroleum Asset Documents" means those documents listed in Schedule 11 (Petroleum Asset Documents);

"Petroleum Assets" means the interests in the Petroleum Permits held by the Group Company that is a party to the relevant Petroleum Permit as described in Schedule 12 (Petroleum Assets);

"Petroleum Permits" means those documents listed in Schedule 10 (Petroleum Permits);

"Petroswede Europe" means Petroswede Europe AB, a company incorporated in Sweden (company registration no. 556933-4674);

"PIC" means Petroswede Insurance Company DAC, a company incorporated in Ireland (company registration no. 266707);

"Pre-Sale Dividend" means the dividend to be paid to the Seller in accordance with Clause 3.1 in an amount equal to the Pre-Sale Dividend Amount;

"Pre-Sale Dividend Amount" means the amount which the Company is lawfully able to distribute following payment of the Closing Costs and immediately prior to Completion, provided that such amount shall not:

(a)	exceed the amount which is equal to the Completion Amount less the Escrow Amount Dollar Equivalent, where:

(i)	the [*****] has not occurred prior to Completion; or

(ii)	the [*****] has occurred prior to Completion and there has been one or more [*****] but, prior to Completion, not all of the [*****] have become either a [*****]or an [*****]; or

(b)
exceed the amount which is equal to the Completion Amount less the lower of (i) the Escrow Amount Dollar Equivalent and (ii) the aggregate of all Successful [*****], where the [*****] has occurred prior to Completion and prior to Completion all of the [*****] have become either a [*****] or an [*****]; or

(c)	exceed the amount which is equal to the Completion Amount where the [*****] has occurred prior to Completion and, prior to the [*****], there has been no [*****];

"Properties" means the properties, brief details of which are set out in Schedule 8 (Property) or any part or parts of them as the context permits or requires;

"Reduced Completion Consideration" has the meaning given in Clause 3.2(a)(ii);

"Reference Bank Rate" means a benchmark rate which has been formally designated, nominated or recommended as the replacement for SOFR by any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of any of them, provided that if no replacement rate is available, the Seller and the Buyer shall agree on another reasonably comparable interest rate or publication;

"Relevant Employees" means those employees of the Group who are immediately prior to the date of this Agreement employed in the Group and "Relevant Employee" means any one of them;

"Relief" has the meaning given to it in the Tax Covenant;

"Resigning Persons" has the meaning given in Paragraph 1(g) of Schedule 2 (Completion obligations);

"Sale Shares" means all of the issued shares in the capital of the Company;

"Sanctioned Person" means any person named on any list of persons who are designated or otherwise a target of sanctions, which is maintained by either the United Nations, the United States, the European Union, any European Union Member State or the United Kingdom; any entity owned or controlled by any of those persons; or any person acting on behalf of or at the direction of any of those persons or entities;

"Sanctions" means financial, economic or trade sanctions, restrictive measures or embargoes imposed by the United Nations, the United States, the European Union, European Union Member States or the United Kingdom;

"SEK" means the lawful currency of Sweden;

"Seller Group" means Moroncha, Petroswede Europe, the Seller and each company which is at the relevant time a subsidiary of the Seller (but excluding the Company and the Subsidiaries at and following Completion);

"Seller Ivorian Reimbursement Amount" has the meaning given to it in Clause 5.6(a);

"Seller's Account" means the bank account with the following details:

(a)	Bank: [*****]

(b)	BIC: [*****]

(c)	IBAN: [*****]

"Seller's Retained Group" has the meaning given in Paragraph 1.1 of Schedule 6 (Leakage);

"Seller's Solicitors" means Fieldfisher LLP of Riverbank House, 2 Swan Lane, London EC4R 3TT;

“Settlement Agreement” means the settlement agreement to be entered into by the Company and each Departing Employee at the Departure Time in the approved form as at the date of this Agreement;

"Shortfall Amount" means if the aggregate of the Closing Costs as at Completion is more than the Closing Costs Estimate, an amount equal to the difference between the Closing Costs as at Completion and the Closing Costs Estimate;

"SOFR" means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person that takes over the administration of that rate) for the US dollar, displayed on the Federal Reserve Bank of New York's Website (https://www.newyorkfed.org/markets/reference-rates/sofr) (or any replacement Federal Reserve Bank of New York webpage that displays such rate) or on the appropriate page of such other information service that publishes such rate from time to time in place of the Federal Reserve Bank of New York. If on any day there is no publication of the rate, the rate shall be the rate for the immediately preceding publication date. If SOFR is below zero for any day during the relevant period, SOFR will be deemed to be zero for that day. If such webpage or service ceases to be available, the Seller may specify another page or service displaying the relevant rate after consultation with the Buyer. If no such webpage or service is available for the relevant currency or period, the applicable Reference Bank Rate for the immediately preceding publication date shall be used;

"SPE Angola AB" means the Swedish company with corporate registration number 556594-2553 which previously traded as SPE Angola AB (and also under other previous business names) and has since 9 March 2020 been in liquidation and has changed its name to ESSPE A AB;

"SPE CI" means SPE CI AB, details of which are set out in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries);

"SPE UK Limited" means Svenska Petroleum Exploration U.K. Limited, a company incorporated in England (company registration no. 01241035) which was sold by the Company to Oilexco North Sea Limited pursuant to a share purchase agreement dated 11 April 2008 with a subsequent change of name to Oilexco N.S. Exploration Limited certified on 14 May 2008;

"SPEN" means SPE Nigeria AB, details of which are set out in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries);

"Subsidiaries" means the subsidiaries of the Company as at the date of this Agreement details of which are set out in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries);

[*****];

[*****];

"Surplus Amount" means if the aggregate of the Closing Costs as at Completion is less than the Closing Costs Estimate, an amount equal to the difference between the Closing Costs Estimate and the Closing Costs as at Completion;

"Svenska Nigeria Exploration" means Svenska Nigeria Exploration and Production Limited, details of which are set out in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries);

"Svenska Petroleum Exploration U.K. Limited" means Svenska Petroleum Exploration U.K. Limited, a company incorporated in England (company registration no. 01191501) which was dissolved on 26 November 2021;

"Swedish FDI Act" means the Swedish Foreign Direct Investment Act (Sw. lag (2023:560) om granskning av utländska direktinvesteringar);

"Swedish FDI Authority” means the Swedish Inspectorate of Strategic Products (Sw. Inspektionen för strategiska produkter);

"Swedish FDI Condition" means the receipt of necessary clearances or approvals, by the Swedish FDI Authority in respect of the Swedish FDI Notification (including, inter alia, a decision from the Swedish FDI Authority to approve the Swedish FDI Notification, a decision from the Swedish FDI Authority to leave the Swedish FDI Notification without any action, a declaration from the Swedish FDI Authority that they have no jurisdiction or a decision or declaration from the Swedish FDI Authority that a notification of the Transaction is not required);

"Swedish FDI Notification" means a notification having been made pursuant to the Swedish FDI Act to the Swedish FDI Authority in accordance with the applicable regime;

"Target Completion Date" has the meaning given in Clause 8.1;

"Tax" has the meaning given in the Tax Covenant;

"Tax Authority" has the meaning given in the Tax Covenant;

"Tax Claim" means a claim for breach of any of the Tax Warranties or a claim under the Tax Covenant;

"Tax Covenant" means the covenants and other matters set out in Schedule 5 (Tax Covenant);

"Tax Warranties" means the warranties given by the Seller in Clause 12 (Seller Warranties) and set out in Schedule 4 (Tax Warranties);

"Total Consideration Amount" has the meaning given in Clause 3.2;

"Transaction" means the transactions contemplated by this Agreement;

"Transaction Bonus Costs" means costs paid or payable by the Group in respect of bonuses to be paid to persons employed or engaged by the Group in connection with the Transaction or which become payable as a result of the Transaction including all applicable payroll taxes, pension contributions and social security contributions on such bonuses;

"Transaction Documents" means this Agreement, the Disclosure Letter, the Escrow Agreement and the Settlement Agreements;

"Transaction Information" has the meaning given in Clause 17.1;

"Tullow" has the meaning given in Paragraph 1(b) of Schedule 11 (Petroleum Asset Documents);

"UK GDPR" means the General Data Protection Regulation (EU) 2016/679 as incorporated into United Kingdom law pursuant to section 3 of the European Union (Withdrawal Act) 2018;

"UK Pension Scheme" means the Svenska Petroleum Exploration AB Group Flexible Retirement Plan provided by Standard Life with Scheme Number JQ8611;

[*****];

"US$", "US dollar" or "$" means the lawful currency of the United States of America;

"VAT" means:

(a)
any tax imposed in compliance with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and

(b)
any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or in addition to, the tax referred to in (a), or imposed elsewhere;

"W&I Insurance Policy" means the warranty and indemnity insurance policy to be taken out by the Buyer and with the Buyer as named insured on or before the date of this Agreement in connection with the Warranties and the Tax Covenant;

"W&I Insurance Policy Costs" means (i) the premium payable in respect of the W&I Insurance Policy and any insurance premium Tax thereon; (ii) any professional fees, expenses or other costs in each case including any VAT paid or agreed to be paid or incurred or owing in connection with the preparation, negotiation or consummation of the W&I Insurance Policy; (iii) any underwriters' fees which are charged separately to such premium; and (iv) any fee payable by the Buyer to the broker of the W&I Insurance Policy (to the extent not covered by commission payable to the brokers by the underwriters on such premium);

"W&I Insurer" means Riskpoint Solutions Limited;

"Warranties" means the Non-Tax Warranties and the Tax Warranties; and

"Worker" shall have the meaning ascribed to it in section 230(3)(b) of the Employment Rights Act 1996 and shall also include any consultants and agency workers.

1.2	In this Agreement, unless the context otherwise requires, any reference to:

(a)
any legislation in the Warranties (and definitions of defined terms when used in the Warranties) and the Tax Covenant is to that legislation, any legislation which that legislation re-enacts and any subordinate legislation made under any such legislation, in each case as amended, extended or re-enacted from time to time up to the date of this Agreement;

(b)
any legislation (except where Sub-Clause 1.2(a) applies) is a reference to that legislation and any subordinate legislation made under it as the same may have been amended, extended or re-enacted as at the date of this Agreement;

(c)	Clauses, Sub-Clauses and Schedules refer to clauses and sub-clauses of, and schedules to, this Agreement and Paragraphs refer to paragraphs of the Schedule in which they appear;

(d)	this Agreement or any other agreement or document are to this Agreement or such other agreement or document as varied, supplemented, restated, renewed, novated or replaced from time to time;

(e)
a "person" includes any individual, any government, state or agency of a state, any legal person and any trust, partnership, association or unincorporated body (whether or not having legal personality);

(f)	any document in the "approved form" means a document in a form approved by (and for the purpose of identification signed or initialled by or on behalf of) the Buyer and the Seller;

(g)	the singular includes the plural and vice versa, and any reference to one gender includes the other genders;

(h)	a time of day is to London, England time;

(i)	"written" or "in writing" means the representation of words, in English and capable of being read with the naked eye, on paper or in similar hard copy form or by email;

(j)
"indemnifying" any person in respect of any matter includes paying that person on demand an amount equal to all Losses made or incurred by that person in connection with that matter or incurred in pursuing a claim under this Agreement in respect of that matter (and "indemnity" and "indemnify" shall be construed accordingly); and

(k)
an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to what most nearly approximates in that jurisdiction to the English legal term and a reference to any legislation includes, in respect of any jurisdiction other than England, a reference to any legislation of that jurisdiction that most nearly corresponds to the legislation referred to.

1.3	In this Agreement:

(a)
the expression "subsidiary" in relation to a company (the "holding company") means any company in respect of which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either or both of:

(i)	a majority of the voting rights exercisable at shareholder meetings; or

(ii)	the right to appoint or remove a majority of the board of directors or equivalent managing body,

or in respect of which the holding company has the right to exert a dominant influence pursuant to the company's constitution or a control contract and any subsidiary of a company is also a subsidiary of any holding company of that company;

(b)
the words "including" and "in particular" (or any similar term) are by way of illustration only and are not to be construed as implying any limitation and general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(c)
the expression "ordinary course of business" means the ordinary and usual course of business of the Seller or the relevant Group Company in relation to the Petroleum Assets, materially consistent in nature and scope with the prior practice of the Seller or relevant Group Company, in relation to such Petroleum Assets and in accordance with Applicable Law; and

(d)
where a sum, in any currency other than US dollars, is required to be expressed in US dollars in order to apply any provision of this Agreement, such sum shall be translated into US dollars at the spot closing mid-point rate for the purchase of that currency with US dollars on the date immediately preceding the Relevant Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the last date prior to the Relevant Date on which such rate is quoted, where the "Relevant Date" means:

(i)
in respect of any amount set out in Clause 6 (Conduct of the Group during the Interim Period), Schedule 3 (General Warranties), Schedule 6 (Leakage) and Schedule 7 (Limitation of Seller's Liability), the date of this Agreement; and

(ii)	otherwise, the date on which such provision is applied.

2.	Sale of the Sale Shares

2.1
The Seller agrees to sell free from all Encumbrances and the Buyer agrees to buy the Sale Shares, together with all rights attaching to such Sale Shares, including all dividends declared on or after Completion.

2.2	On Completion, the Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Pre-Sale Dividend and Consideration

3.1	The Seller and the Buyer acknowledge and agree that, immediately prior to Completion, the Company will declare and pay a dividend to the Seller in an amount equal to the Pre-Sale Dividend Amount.

3.2	The consideration for the Sale Shares shall be:

(a)	if:

(i)
the [*****] has occurred prior to Completion and, prior to the [*****], there has been no [*****], the Completion Consideration (if any) which is to be paid in cash on Completion to the Seller in accordance with Paragraph 2(c) of Schedule 2 (Completion obligations); or

(ii)
[*****] has occurred prior to Completion and, prior to Completion, all of the [*****] have become either a [*****] or an [*****], an amount equal to the Completion Consideration (if any) less the lower of (i) the Escrow Amount Dollar Equivalent and (ii) the aggregate of all [*****] (the "Reduced Completion Consideration") which is to be paid in cash on Completion to the Seller in accordance with Paragraph 2(d) of Schedule 2 (Completion obligations), or

(iii)
(A) the [*****] has not occurred prior to Completion; or (B) [*****] has occurred prior to Completion and there has been [*****] but, prior to Completion, not all of [*****] have become either a [*****] or an [*****]:

(A)	the Escrow Amount, which is to be paid into the Escrow Account in cash on Completion in accordance with Paragraph 2(e)(iii) of Schedule 2 (Completion obligations); plus

(B)
an amount equal to the Completion Consideration (if any), less the Escrow Amount Dollar Equivalent, which is to be paid in cash on Completion to the Seller in accordance with Paragraph 2(e)(ii) of Schedule 2 (Completion obligations);

(b)	in each case, plus the Nigerian Consideration Amount (if any) which is to be paid in accordance with Clause 5.14,

together herein referred to as the "Total Consideration Amount".

3.3
Payment of the Total Consideration Amount and all other sums payable to either party pursuant to this Agreement shall be made in full free and clear from any discount, deduction, withholding, credit, set-off, counterclaim or similar matter on any grounds whatsoever ("Deduction") unless the Deduction is required by law in which event the deduction or withholding will not exceed the minimum amount which it is required by law to deduct or withhold. If a party is required by law to make any Deduction from any such payment, it shall:

(a)
increase the payment by such amount as will, after any Deduction required by law has been made (in respect of both the original sum and the further sum), leave the recipient with the same amount as it would have been entitled to receive had no Deduction from the original sum been required;

(b)	pay the full amount of the Deduction (in respect of the original sum and the further sum) to the relevant authority as required by law; and

(c)
as soon as reasonably practicable furnish to the recipient of the payment a certified copy of a receipt evidencing payment or, where no such receipt is available, provide a certificate to the recipient of the payment setting out the amount of the Deduction, the authority to whom it was paid and the law that required the Deduction.

3.4	The Total Consideration Amount for the Sale Shares shall, to the extent possible, be deemed to be reduced by the amount of any payment made to the Buyer:

(a)	under the Tax Covenant or any other provision of this Agreement; or

(b)	in respect of any breach of the Warranties or any other breach of this Agreement.

4.	Leakage

Subject to Completion occurring, the provisions of Schedule 6 (Leakage) shall apply in respect of Leakage as provided therein.

5.	Conditions and Termination

Conditions

5.1	Completion is conditional on the satisfaction or, in the case of the 2023 Accounts Condition, waiver in accordance with Clause 5.17 of each of the following Conditions:

5.1.1	the Ivory Coast Condition;

5.1.2	the Swedish FDI Condition; and

5.1.3	the 2023 Accounts Condition.

5.2
If all of the Conditions have not been satisfied (or in the case of the 2023 Accounts Condition, waived in accordance with Clause 5.17) on or before the Longstop Date (or such later date as the Buyer and the Seller may agree in writing), then either the Buyer or the Seller may in its absolute discretion at any time before the Conditions are satisfied terminate this Agreement (subject to Clause 23.2 (Liabilities, rights and remedies) which sets out the accrued rights and provisions surviving termination) by notice in writing to the other.

Ivory Coast Condition

5.3	The Seller shall use all reasonable endeavours to procure that the Ivory Coast Condition is satisfied as soon as practicable and in any event by the Longstop Date.

5.4	The Buyer shall:

(a)
assist the Seller to prepare and submit any necessary filing(s), notification(s), request(s) or application(s) to the relevant authorities in connection with the satisfaction of the Ivory Coast Condition and provide any additional information requested in connection with such filing(s), notification(s), request(s) and application(s); and

(b)	provide the Seller with such necessary and available information regarding the Buyer and the Buyer Group required for the satisfaction of the Ivory Coast Condition.

5.5	Without limiting the generality of Clause 5.3, in connection with fulfilling the Ivory Coast Condition:

(a)
the Seller shall promptly, and in any event no later than five (5) Business Days after having sent or received (as applicable) any correspondence to or from any Governmental Authority, including the Ivorian Ministry of Mines, Petroleum and Energy and the Ivorian Minister of Mines, Petroleum and Energy, inform the Buyer and its outside counsel of, and supply to them, copies of any such correspondence with any Governmental Authority, including the Ivorian Ministry of Mines, Petroleum and Energy and the Ivorian Minister of Mines, Petroleum and Energy;

(b)	in respect of engagement with any Governmental Authority, including the Ivorian Ministry of Mines, Petroleum and Energy and the Ivorian Minister of Mines, Petroleum and Energy:

(i)
the Seller shall consult the Buyer and its outside counsel in advance on the content and timing of such communication, and take account of any reasonable comments which the Buyer and its outside counsel may have (such comments not to be unreasonably withheld or delayed); and

(ii)
the Seller shall give to the Buyer as much prior notice as is reasonably possible of any meetings with any Governmental Authority, provide copies of the proposed agendas and consult with the Buyer prior to attending such meetings, and the Seller shall use all reasonable endeavours to enable the Buyer and its representatives to attend such meetings.

5.6	Should the:

(a)
Seller be required to pay and the Seller actually pays any consent premiums or fees as may be required under Applicable Law for the purpose of procuring the satisfaction of the Ivory Coast Condition, fifty per cent (50%) of any such payment shall be considered to be the "Seller Ivorian Reimbursement Amount"; and

(b)
Buyer be required to pay and the Buyer actually pays any consent premiums or fees as may be required under Applicable Law for the purpose of procuring the satisfaction of the Ivory Coast Condition, fifty per cent (50%) of any such payment shall be considered to be the "Buyer Ivorian Reimbursement Amount".

Nigeria Requirements

5.7	The Seller and the Buyer acknowledge and agree that the Nigerian ROFO Requirement has been satisfied prior to the date of this Agreement.

5.8	Until Completion, the Seller shall use all reasonable endeavours to procure that the Nigerian Requirements are satisfied as soon as practicable.

5.9	Until the Nigerian Requirements Longstop Date, the Buyer shall use all reasonable endeavours to procure that the Nigerian Requirements are satisfied as soon as practicable.

5.10	Without limiting the generality of Clause 5.8, the Seller's obligation to use all reasonable endeavours to satisfy the Nigerian Requirements shall include an obligation until Completion to:

(a)
promptly prepare and submit any necessary notification(s) or application(s) to the NUPRC and the Nigerian Petroleum Minister in respect of the Nigerian Consents and Notification Requirement and promptly provide the NUPRC and the Nigerian Petroleum Minister with any additional information requested in connection with such notification(s) and application(s);

(b)
provide the Buyer with such necessary and available information regarding the Company and the Seller Group and administrative co-operation (including for the avoidance of doubt, attendance at meetings with the NUPRC and the Nigerian Petroleum Minister) as is required to satisfy the Nigerian Consents and Notification Requirement, and promptly inform the Buyer and the Buyer's Solicitors of, and supply to them, copies of any and all information, correspondence, or written communication received by the Seller from the NUPRC or the Nigerian Petroleum Minister;

(c)
allow the Buyer sufficient time (but not more than fourteen (14) Business Days) to provide any comments which the Buyer and the Buyer's Solicitors may have in relation to any material documentation pertaining to the Nigerian Consents and Notification Requirement;

(d)	take into account the Buyer's reasonable comments in the final draft of such documentation;

(e)
use all reasonable endeavours to permit the Buyer and its outside counsel to attend, and to make submissions at all meetings, telephone calls, or other material correspondence and communicate with the NUPRC or the Nigerian Petroleum Minister (unless prohibited by any Applicable Law);

(f)
pay any consent premiums or fees as may be reasonably required by the NUPRC and the Nigerian Petroleum Minister, under Applicable Law, for the purpose of procuring the satisfaction of the Nigerian Consents and Notification Requirement provided that the Buyer shall reimburse the Seller in respect of fifty per cent (50%) of any such payment within five (5) Business Days of notification from the Seller of such payment; and

(g)
provide the Buyer with such necessary and available information regarding the Company and the Seller Group and administrative co-operation (including for the avoidance of doubt, attendance at meetings with the FCCPC) as is required to satisfy the Nigerian FCCPC Requirement.

5.11
Without limiting the generality of Clause 5.9, the Buyer's obligation to use all reasonable endeavours to satisfy the Nigerian Requirements shall include an obligation until the Nigerian Requirements Longstop Date to:

(a)
provide the Seller with such necessary and available information regarding the Buyer and the Buyer Group and administrative co-operation (including for the avoidance of doubt, attendance at meetings with the NUPRC and the Nigerian Petroleum Minister) as is required to satisfy the Nigerian Consents and Notification Requirement, and promptly inform the Seller and the Sellers's Solicitors of, and supply to them, copies of any and all information, correspondence, or written communication received by the Buyer from the NUPRC or the Nigerian Petroleum Minister;

(b)
provide the Seller with the draft application(s) and all other documentation and notices, including replies to requests for information and other submissions to the Nigerian Antitrust Authorities prior to the submission to the Nigerian Antitrust Authorities;

(c)
allow the Seller sufficient time (but not more than five (5) Business Days) to provide any comments which the Seller and the Seller's Solicitors may have in relation to any material documentation pertaining to the Nigerian FCCPC Requirement;

(d)	take into account the Seller's reasonable comments in the final draft of such documentation;

(e)
promptly prepare and submit any necessary filings, notifications, and submissions to the Nigerian Antitrust Authorities and take all additional steps with the Nigerian Antitrust Authorities in connection with such filings, including promptly providing the Nigerian Antitrust Authorities with any additional information they may request;

(f)
promptly inform the Seller and the Seller's Solicitors of, and supply to them, copies of any filings, notifications, submissions, correspondence, or written communication with any Nigerian Antitrust Authorities;

(g)
permit the Seller and its outside counsel to attend and to make submissions at all meetings, telephone calls, or other material correspondence with any Nigerian Antitrust Authorities (unless prohibited by the applicable Nigerian Antitrust Legislation);

(h)
pay any consent premiums or fees as may be reasonably required by the NUPRC and the Nigerian Petroleum Minister, under Applicable Law, for the purpose of procuring the satisfaction of the Nigerian Consents and Notification Requirement (to the extent that the Buyer is not obliged to make such payment pursuant to Clause 5.10(f)) provided that fifty per cent (50%) of any such amounts paid shall be deducted from the Nigerian Consideration Amount and provided further that, if the calculation of such amount results in the Nigerian Consideration Amount being a negative number, the Nigerian Consideration Amount shall be deemed to be zero (and no Nigerian Consideration Amount shall be payable); and

(i)
pay any fees as may be reasonably required by the Nigerian Antitrust Authorities, under Applicable Law, for the purpose of procuring the satisfaction of the Nigerian FCCPC Requirement (to the extent that the Buyer is not obliged to make such payment pursuant to Clause 5.12), provided that fifty per cent (50%) of any such amounts paid shall be deducted from the Nigerian Consideration Amount and provided further that, if the calculation of such amount results in the Nigerian Consideration Amount being a negative number, the Nigerian Consideration Amount shall be deemed to be zero (and no Nigerian Consideration Amount shall be payable).

5.12
To the extent that the Seller is required to make, and actually makes prior to Completion, any payment of any fees as may be reasonably required by the Nigerian Antitrust Authorities, under Applicable Law, for the purpose of procuring the satisfaction of the Nigerian FCCPC Requirement the Buyer shall reimburse the Seller in respect of fifty per cent (50%) of any such payment within five (5) Business Days of notification from the Seller of such payment.

5.13	If the Nigerian Requirements:

(a)
have been satisfied on or before Completion, the Buyer shall pay the Nigerian Consideration Amount to the Seller's Account on Completion in accordance with Paragraph 2(f) of Schedule 2 (Completion obligations);

(b)
have not been satisfied on or before Completion, but are satisfied on or before the Nigerian Requirements Longstop Date, the Buyer shall pay an amount equal to the Nigerian Consideration Amount to the Seller's Account or to such other bank account as the Seller shall notify to the Buyer in writing by electronic transfer in immediately available and cleared funds with the same value date within ten (10) Business Days after the date on which the Nigerian Requirements have been satisfied (such payment to be evidenced by confirmation to the Seller from the Seller's bank that such funds have been credited to the Seller's Account or to such other bank account as the Seller has notified to the Buyer);  or

(c)	have not been satisfied on or before the Nigerian Requirements Longstop Date, the Seller shall not be entitled to any part of the Nigerian Consideration Amount.

5.14
Nothing in this Agreement shall require the Buyer to satisfy any of the Nigerian Requirements if any clearance is granted subject to any terms that are, in the sole discretion of the Buyer, not acceptable to the Buyer.

Swedish FDI Condition

5.15	Each of the Seller and the Buyer shall use all reasonable endeavours to procure that the Swedish FDI Condition is satisfied as soon as practicable and in any event by the Longstop Date.

2023 Accounts Condition

5.16	The Seller shall use all reasonable endeavours to procure that the 2023 Accounts Condition is satisfied as soon as practicable and in any event by the Longstop Date.

5.17
At any time before satisfaction, the Buyer may waive the 2023 Accounts Condition.  Any waiver under this Clause 5.17 will be by notice in writing to the Seller and may be subject to such terms and conditions and the Buyer may specify.

Information in relation to Conditions and Nigerian Requirements

5.18
Without prejudice to Clauses 5.3, 5.4, 5.8, 5.9 and 5.15, the Seller and the Buyer agree that until Completion all requests and enquiries from any Governmental Authority, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Seller and the Buyer in consultation with each other and the Seller and the Buyer shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

5.19
The Seller (until Completion) and the Buyer (until the Nigerian Requirements Longstop Date) shall keep each other informed of the progress towards satisfaction of the Conditions and the Nigerian Requirements.

5.20	The Seller (until Completion) and Buyer (until the Nigerian Requirements Longstop Date) shall promptly and in any event within 5 Business Days give written notice to the other of:

(a)	the satisfaction of any of the Conditions or any Nigerian Requirement; or

(b)	anything which it actually knows will or might prevent the a Condition from being fulfilled by the Longstop Date,

which comes to its attention.

Material Adverse Event

5.21
The Seller shall promptly notify the Buyer in writing if there is a Material Adverse Event during the Interim Period (together with reasonable details of such Material Adverse Event). If, whether or not such notice has been provided, there has been a Material Adverse Event during the Interim Period then the Buyer shall have the right to terminate this Agreement with immediate effect by giving written notice to the Seller (subject to Clause 23.2 (Liabilities, rights and remedies) which sets out the accrued rights and provisions surviving termination).

6.	Conduct of the Group during the Interim Period

6.1	During the Interim Period, the Seller shall not (nor agree to) sell, transfer or assign, pledge or otherwise create any Encumbrance over the Sale Shares or any part thereof.

6.2	During the Interim Period, subject to Clause 6.4, the Seller shall procure that:

6.2.1	each of SPE CI and Svenska Nigeria Exploration shall (so far as it is able pursuant to the terms of the Petroleum Asset Documents):

(a)
continue to carry on its activities in relation to the Petroleum Assets in all material respects in the ordinary and usual course as carried on in the 36 months prior to the date of this Agreement in accordance with good oil and gas field and industry practice and in accordance with the Petroleum Asset Documents and Applicable Laws;

(b)	comply with previously agreed decisions of the operating committees in relation to the Petroleum Assets; and

(c)	preserve and protect the Petroleum Assets in a manner consistent with that adopted by SPE CI and Svenska Nigeria Exploration prior to the date of this Agreement; and

6.2.2
each Group Company shall carry on its business in all material respects in the ordinary and usual course as carried on in the 36 months prior to the date of this Agreement and in accordance with Applicable Laws, provided that the Seller shall not be in breach of this Clause 6.2 as a consequence of any action or omission by the Seller or any Group Company to the extent materially consistent in nature and scope with any prior practice of the Seller or relevant Group Company which has been Disclosed.

6.3
Subject to Clause 6.4, the Seller shall procure that no Group Company shall do or agree to do any of the following at any time during the Interim Period (except in so far as may be necessary to give effect to this Agreement), without the prior written consent of the Buyer:

(a)	amend in any respect, novate, terminate, surrender or withdraw from any of the Petroleum Asset Documents;

(b)	waive any of its rights or remedies under any Petroleum Asset Document;

(c)	sell, transfer or assign (in whole or in part) the Petroleum Assets or pledge or otherwise encumber the Petroleum Assets or any part thereof;

(d)	sell, transfer or assign (in whole or in part) the Petroleum Asset Documents or pledge or otherwise encumber the Petroleum Asset Documents or any part thereof;

(e)	acquire any further interest under any of the Petroleum Asset Documents, whether through the exercise of a right of first refusal or pre-emption or otherwise;

(f)	acquire shares or any other interest in any company, partnership or other venture;

(g)	declare, make or pay a dividend or other distribution (other than (i) to another Group Company or (ii) the Pre-Sale Dividend) or make any reduction of its paid-up share capital;

(h)	create, allot or issue, or grant an option to subscribe for, any shares, stock or loan capital in that Group Company to any person other than to another Group Company;

(i)	sub-divide or consolidate any of that Group Company's share capital;

(j)	redeem or repurchase any of that Group Company's shares;

(k)	resolve to be convened or convene any meeting at which a resolution is to be proposed that a Group Company shall be voluntarily wound up;

(l)	incorporate or liquidate any subsidiary or effect any hive-up or hive-down of assets or any reorganisation;

(m)	incur any additional Indebtedness other than any Indebtedness incurred by a Group Company to another Group Company;

(n)	make any Indebtedness (other than the granting of any trade credit in the ordinary course of business) available to any person other than to another Group Company;

(o)
enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its material assets or undertaking in each case other than in the ordinary course of business;

(p)	appoint new auditors or make any change to its accounting practices or policies;

(q)	change the residence of any Group Company for Tax purposes;

(r)
make any change to the Tax procedures and controls in place which are likely to increase the amount of Tax payable by any Group Company or which are likely to prejudice the Tax affairs of any Group Company;

(s)	commence, settle or agree to settle any proceedings with any Tax Authority outside the ordinary course of business;

(t)	change its name or amend its constitutional documents;

(u)
enter into any agreement or incur any commitment other than through a Joint Operating Agreement involving any capital expenditure in excess of one million US dollars (US$1,000,000) in aggregate, in each case exclusive of applicable Taxes;

(v)	approve any work programme, budget, expenditure or capital commitment under a Joint Operating Agreement:

(i)	not referred to in document 3.14.5 of the Data Room relating to any expenditure which is in excess of one million US dollars (US$1,000,000) (net the Company's share); or

(ii)
which is referred to in document 3.14.5 of the Data Room but where the expenditure is more than one million US dollars (US$1,000,000) (net the Company's share) in excess of the amount budgeted in document 3.14.5 of the Data Room;

(w)	enter into or amend in any material respect any agreement or arrangement, which is not capable of being terminated without payment of compensation at any time on twelve months' notice or less;

(x)
other than in accordance with Clause 7.1, terminate (or give notice to terminate), any employment arrangements of any person or any consultancy agreement to which a Group Company is a party or enter into, alter or terminate any outsourcing arrangements affecting the Group; or

(y)
initiate, waive, defend, compromise, settle or take any action in relation to any litigation or other dispute resolution proceedings (including in relation to a [*****]) other than (i) as claimant or defendant in the collection of debts arising in the ordinary course of its business; or (ii) as claimant or defendant through the Operator.

6.4	The Seller shall not be in breach of Clause 6.2 or Clause 6.3 as a consequence of:

(a)	any matter reasonably undertaken by the Seller or any Group Company in response to any emergency or disaster situation with the intention of minimising any adverse effect thereof;

(b)	any action or omission by the Seller or any Group Company to the extent expressly permitted or required under the Transaction Documents, including any action taken to effect a Permitted Leakage;

(c)
any action or omission by the Seller or any Group Company to the extent necessary to prevent the Seller or a Group Company being in breach of any Applicable Law or any provision of a Petroleum Asset Document;

(d)
any action by the Seller or any Group Company to the extent that such action is set out in any work programme, authorisation for expenditure, development plan or budget or any amended budget (including any authorised budget overruns as set out therein or in any of the Petroleum Asset Documents) (i) that has been Disclosed; or (ii) that has been approved, deemed to have been approved or issued under and in accordance with any of the Petroleum Asset Documents after the date of this Agreement and in respect of which SPE CI and Svenska Nigeria Exploration (as relevant) either obtained Buyer consent in relation thereto in accordance with this Agreement or of which they did not vote in favour; or (iii) explicitly required by the terms of any Petroleum Asset Document or any Applicable Law;

(e)	any matter undertaken by the Seller or any Group Company to the extent explicitly required by any Governmental Authority;

(f)
the settlement of the Block CI-40 PSC Petroleum Costs Audit on such terms as the Seller reasonably sees fit provided that any cash payment to be made by SPE CI in respect of such settlement does not exceed [*****];

(g)	actions or decisions taken or omitted to be taken to the extent they are at the written request of the Buyer or with the Buyer's prior written consent; or

(h)
any actions taken by an Operator pursuant to the authority of such Operator under a Petroleum Asset Document (whether or not properly exercised) in respect of which SPE CI and Svenska Nigeria Exploration (as relevant) did not vote in favour.

6.5	During the Interim Period, subject to Clause 6.7 and Clause 6.8, the Seller shall and shall procure that each Group Company shall:

(a)	keep the Buyer informed in a timely manner of:

(i)	any material information relating to the Petroleum Assets received by any Group Company; and

(ii)
any other material matters relating to the Petroleum Assets and of any facts or circumstances that indicate that there has been a material breach of any of the provisions of the Petroleum Asset Documents in each case of which the Seller or any Group Company becomes aware;

(b)
give the Buyer copies of correspondence, communications and written notifications from any Governmental Authority, partner or third party relating to the Petroleum Asset Documents which the Seller or any Group Company has received, including but not limited to:

(i)	any notice of default, termination, withdrawal or surrender with respect to the Petroleum Assets;

(ii)	any notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Petroleum Assets; or

(iii)	any material damage, destruction or loss to major assets used under or in connection with the Petroleum Assets;

(c)
notify the Buyer in writing of, and consult with the Buyer in relation to any material matter, proposal or decision relating to any Group Company or the Petroleum Assets save in any emergency or disaster situation where it would be impracticable to do so;

(d)	take account of any reasonable views expressed by the Buyer during the consultation process referred to in Clause 6.5(c);

(e)
use its reasonable endeavours to enable a representative of the Buyer to attend, as an observer, any meetings between the parties to the Petroleum Asset Documents or otherwise in relation to the Petroleum Assets in each case to which any Group Company has been invited; and

(f)
use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by a Group Company not to be cancelled or terminated or any of the coverage under such policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognised standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that no Group Company shall obtain or renew any insurance or re-insurance policy for a term exceeding 12 months.

6.6
During the Interim Period, subject to Clause 6.7 and Clause 6.8, upon the reasonable request and reasonable written notice of the Buyer, the Seller shall and shall procure that each Group Company shall give the Buyer and its representatives reasonable access during normal working hours of the Company to data, company records and other information (including technical, operational, financial, accounting, Tax and forecast related information) relating to the Petroleum Assets and the Group's business as is in the possession or control of the Seller or any Group Company.

6.7	The Seller shall not be obliged to disclose, or be obliged to procure that any Group Company discloses, to the Buyer any information or data where:

(a)
notwithstanding the use by the Seller and Buyer (and their respective legal advisers) of all reasonable endeavours to effect disclosure of such information or data without waiving any legal professional privilege belonging to any Group Company, it is still not possible to disclose such information or data without waiving such legal professional privilege;

(b)	such information or data is confidential to the activities of the Seller Group other than in relation to the Group; or

(c)	such disclosure would be contrary to: (i) any obligations of confidentiality binding on the Seller Group, or (ii) any obligations of the Seller Group under Applicable Law.

6.8
The Seller shall not be in breach of Clause 6.5 or Clause 6.6 as a consequence of any action or omission by the Seller or any Group Company to the extent necessary to prevent the Seller or a Group Company being in breach of any Applicable Law or any provision of a Petroleum Asset Document.

7.	Employment Matters

7.1	The parties acknowledge and agree that the employment of the Departing Employees shall be terminated by the Company with effect from the Departure Time.

7.2	The Seller shall procure that the Company enters into a Settlement Agreement with each of the Departing Employees at the Departure Time.

8.	Completion

8.1
Subject to Clauses 8.2 and 8.3, Completion shall take place at the offices of the Seller (or such other place outside of the United Kingdom as the Buyer and the Seller may agree) on the fifth Business Day after the date on which the Conditions are satisfied or in the case of the 2023 Accounts Condition, waived in accordance with Clause 5.17 (or such other date as the Buyer and the Seller may agree) (the "Target Completion Date"). At Completion, the Seller and the Buyer shall comply with their respective obligations set out in Schedule 2 (Completion obligations).

8.2
If the Seller or the Buyer does not comply in any respect with its obligations set out in Schedule 2 (Completion obligations) on the Target Completion Date, the party not in default shall specify a new date for Completion (being a Business Day not more than ten Business Days after the Target Completion Date) (the "Deferred Completion Date") provided that if both parties are in default the Deferred Completion Date shall be five Business Days after the Target Completion Date (or such other date as the Buyer and the Seller may agree), in which event the provisions of Clause 8.1 shall apply to Completion as so deferred.

8.3
If the Seller or the Buyer does not comply in any respect with its obligations set out in Schedule 2 (Completion obligations) on the Deferred Completion Date, the party not in default may in its absolute discretion and without prejudice to any other rights or remedies it has:

(a)	elect to proceed with Completion so far as is practicable having regard to the defaults which have occurred; or

(b)
terminate this Agreement (subject to Clause 23.2 (Liabilities, rights and remedies) which sets out the accrued rights and provisions surviving termination) by notice in writing to the other party, in which case the Buyer and the Seller shall return any and all documents delivered to them respectively under Schedule 2 (Completion obligations).

9.	Further assurance

Subject to Clause 15.2, on and following Completion each party shall execute and deliver all such documents and take all such actions to vest in the Buyer the full legal and other interest in the Sale Shares and to give full effect to this Agreement as the other party may from time to time reasonably require.

10.	Post-Completion

10.1
Following Completion (but on the Completion Date), the Buyer shall: (i) cause the Group Companies to hold extraordinary shareholders' meetings at which the board members listed in Schedule 1 (Details of the Company and the Subsidiaries) are removed from the respective boards of the Group Companies; (ii) cause the appointment of new directors and deputy directors (as required) of each Group Company; (iii) cause such changes to become effective under Applicable Law (through notification to the Swedish Companies Registration Office (Sw. Bolagsverket) in the case of Sweden) and provide the Seller with a copy (including a stamp of arrival or, in the case of Sweden, the automatic email confirmation of receipt from the Swedish Companies Registration Office) of the filed applications for registration with the relevant Governmental Authority (being the Swedish Companies Registration Office in the case of Sweden) of such resignations of board members (other than in respect of Svenska Nigeria Exploration); and (iv) procure that each Group Company (to the extent relevant under Applicable Law) (other than Svenska Nigeria Exploration) notifies the relevant Governmental Authority of its new beneficial owner(s) (being the Swedish Companies Registration Office in the case of Sweden).

10.2	To the extent that the Nigerian Requirements have been satisfied, following Completion the Buyer shall:

(a)	procure that the records maintained by the Nigerian Corporate Affairs Commission are updated to evidence that:

(i)	the Buyer has significant control of Svenska Nigeria Exploration;

(ii)	the resignation of the Resigning Persons, if such person is a director or company secretary of Svenska Nigeria Exploration and the appointment by the Buyer of the persons to replace them; and

(iii)	the resignation of the auditor of Svenska Nigeria Exploration, and the appointment by the Buyer of the replacement auditor.

(b)	procure that the FIRS is notified of the details and consummation of the Nigerian OML Assignment.

10.3
The Buyer agrees to procure that for a period of seven years from Completion each Group Company shall properly preserve and maintain all books, records and documents relating to the business or affairs of the Group prior to Completion which are at Completion in their possession or under their control (the "Records").

10.4
The Buyer shall procure that for a period of seven years from Completion, the Seller and its officers, agents and advisers shall be entitled (at their own expense) during business hours and on giving reasonable prior notice to inspect and take copies of the Records to the extent reasonably required for the Seller's affairs.

10.5
At the next Annual General Meeting of each Group Company following the Completion Date, the Buyer shall discharge or procure the discharge of each director and managing director of that Group Company from any liability in respect of his or her management of that Group Company prior to the Completion Date, provided that the auditors of the relevant Group Company have not recommended against the granting of such discharge. Each of the third parties referred to in this Clause 10.5 may avail himself or herself of its terms against the Buyer under the Contracts (Rights of Third Parties) Act 1999.

11.	[*****]

11.1	[*****]

11.2	[*****]

11.3	[*****]

11.4	[*****]

11.5	[*****]

12.	Seller Warranties

12.1
The Seller warrants to the Buyer that the Warranties are true, accurate and not misleading as at the date of this Agreement, subject to any matter Disclosed, and subject further to the limitations and qualifications provided in this Agreement, including in particular the provisions of Schedule 5 (Tax Covenant) (to the extent specified therein) and Schedule 7 (Limitation of Seller's Liability).

12.2
The Fundamental Warranties are deemed to be repeated on the Completion Date (subject to any matter Disclosed, and subject further to the limitations and qualifications provided in this Agreement, including in particular the provisions of Schedule 7 (Limitation of Seller's Liability)) with reference to the circumstances then existing, and any reference to the date of this Agreement (whether express or implied) in any Warranty shall be construed, in relation to any such repetition, as a reference to the Completion Date.

12.3	Each Warranty shall be construed as a separate and independent warranty.

12.4
If any Warranty is qualified by the words "so far as the Seller is aware" or "to the best of the Seller's knowledge and belief" or other words to similar effect, such words refer to the actual knowledge of any of the Deal Team each having made due and careful enquiry.

13.	Buyer Warranties

13.1	The Buyer warrants to the Seller that:

(a)	it is entering into this Agreement and each other Transaction Document to which it is party as principal and not on behalf of any other person;

(b)
it has immediately available on an unconditional basis (subject only to the occurrence of Completion) all cash and other financial resources required to meet its obligations in respect of the Total Consideration Amount and otherwise under this Agreement and each other Transaction Document to which it is party;

(c)	it is validly incorporated and duly registered under the laws of the jurisdiction of its incorporation;

(d)
it has all requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party in accordance with their respective terms, without requiring the consent, approval or authority of any other person;

(e)
this Agreement constitutes and each of the other Transaction Documents to which it is a party will after Completion constitute valid and binding obligations of the Buyer in accordance with their respective terms;

(f)
compliance with the terms of this Agreement and each other Transaction Document to which it is party will not breach or constitute a material default under any agreement or instrument by which the Buyer is bound (including the Buyer's constitution), or any order, judgment, decree or other restriction applicable to the Buyer;

(g)
no litigation, arbitration or administrative proceedings are pending or threatened against it before any court, arbitral body or agency, which might reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement;

(h)	it is not insolvent or unable to pay its debts under any applicable insolvency legislation in any jurisdiction, nor has it stopped paying its debts as they fall due;

(i)	no step has been taken, proposed or threatened in any applicable jurisdiction to initiate any process by or under which:

(i)	it has been or may be liquidated, dissolved or struck off or placed into administration;

(ii)	a person has been or may be appointed in connection with the enforcement of any encumbrance over or affecting any of its assets or undertaking; or

(iii)
any composition in satisfaction of, or moratorium in respect of, its debts or any scheme of arrangement or compromise between it and its creditors or any class of its creditors has been or may be put in place;

(j)
the Buyer Group has in place appropriate procedures designed to prevent its associated persons (within the meaning of Section 8 of the Bribery Act 2010) from undertaking conduct which would constitute an offence under any Anti-Corruption Law; and

(k)
the W&I Insurer and the Buyer are the only parties to the W&I Insurance Policy and no other entity or person shall have any right to enforce any term of the W&I Insurance Policy pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise except the Seller and any permitted assignees in accordance with Clause 20.

14.	W&I Insurance

14.1	The Buyer confirms that on or prior to the date of this Agreement it has provided to the Seller's Solicitors a true and accurate extract of the W&I Insurance Policy evidencing that such policy:

(a)
contains an express and irrevocable waiver of any rights of subrogation which the W&I Insurer may have against the Seller, except in the case of fraud by the Seller and then only to the extent of any Losses directly arising from such fraud (the "Subrogation Waiver"); and

(b)	expressly entitles the Seller to enforce the Subrogation Waiver.

14.2	On the date of this Agreement, the Buyer shall deliver to the Seller email confirmation from the Buyer's insurance broker confirming that the W&I Insurance Policy is "on risk".

14.3
The Buyer undertakes to the Seller that it shall not amend, vary or waive the Subrogation Waiver or the express entitlement of the Seller to enforce the Subrogation Waiver without the prior written consent of the Seller.

14.4
The Buyer acknowledges and agrees that all W&I Insurance Policy Costs will be solely borne by the Buyer. The Buyer shall pay the W&I Insurance Policy Costs on or following Completion in accordance with the terms of the W&I Insurance Policy and shall confirm to the Seller in writing once payment has been made.

15.	Tax

15.1	The provisions of Schedule 5 (Tax Covenant) shall have effect from Completion.

15.2
Save to the extent specified otherwise in this Agreement, the Buyer shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties payable in all jurisdictions where such fees, taxes and duties are payable as a result of the transfer of the Sale Shares under this Agreement (the "Transfer Taxes"). The Buyer shall be responsible for arranging the timely payment of all such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

15.3
The Seller shall promptly following Completion discharge any liability to all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions arising in respect of the distribution in specie by the Company of the shares in PIC to the Seller (the "Distribution Transfer Taxes") and the Seller shall indemnify the Buyer and each Group Company on an after Tax basis against any such Distribution Transfer Taxes (and any Losses arising to the Buyer or any Group Company as a result of the failure of the Seller to discharge such Distribution Transfer Taxes).

16.	Limitation of Seller's Liability

The provisions of Schedule 7 (Limitation of Seller's Liability) shall have effect from the date of this Agreement.

17.	Announcements

17.1
The parties shall consult with each other in respect of any announcement to be made by them or any Group Company (or on their behalf) in respect of the negotiations concerning or the existence, subject matter or terms of this Agreement or of any other Transaction Document ("Transaction Information"). Unless Clause 17.2 applies, no such announcement shall be made by or on behalf of the Seller (or prior to Completion any Group Company) without the prior written consent of the Buyer, or by or on behalf of the Buyer (or following Completion any Group Company) without the prior written consent of the Seller, in each case such consent not to be unreasonably withheld or delayed.

17.2	Clause 17.1 does not prohibit the announcement of any Transaction Information:

(a)
to the extent required by any Applicable Law (and in such circumstances each party shall, to the extent reasonably practicable consult with the other regarding the form and content of such announcement); or

(b)
to the extent the contents of such announcement are already publicly available (save where such contents becomes publicly available as a direct or indirect result of a breach of this Agreement by the announcing party).

18.	Confidentiality

18.1	In this Clause 18:

(a)	"Buyer Confidential Information" means:

(i)
the business, customers, suppliers, distributors, agents, products, contractual arrangements, intellectual property, future plans or financial or other affairs of any member of the Buyer Group (other than a Group Company) of which the Seller has become or becomes aware as a direct or indirect result of entering into or performing this Agreement and which is stipulated to be confidential or which, from the nature of the information or the circumstances of disclosure, would be regarded as confidential by a reasonable person; and

(ii)	Transaction Information;

(b)	"Seller Confidential Information" means:

(i)
the business, customers, suppliers, distributors, agents, products, contractual arrangements, intellectual property, future plans or financial or other affairs of any member of the Seller Group (other than a Group Company) of which the Buyer has become or becomes aware as a direct or indirect result of entering into or performing this Agreement and which is stipulated to be confidential or which, from the nature of the information or the circumstances of disclosure, would be regarded as confidential by a reasonable person; and

(ii)	Transaction Information; and

(c)
"Group Confidential Information" means the business, customers, intellectual property, future plans or financial or other affairs of any member of the Group which is stipulated to be confidential or which, from the nature of the information or the circumstances of disclosure, would be regarded as confidential by a reasonable person.

18.2	The Seller covenants to the Buyer that, subject to Clause 18.4, it shall not:

(a)	at any time use or disclose to any third party any Buyer Confidential Information, either directly or indirectly, and shall use all reasonable endeavours to prevent such disclosure; and

(b)	at any time after Completion, use or disclose to any third party any Group Confidential Information either directly or indirectly, and shall use all reasonable endeavours to prevent such disclosure.

18.3	The Buyer covenants to the Seller that, subject to Clause 18.4, it shall not:

(a)	at any time use or disclose to any third party any Seller Confidential Information, either directly or indirectly, and shall use all reasonable endeavours to prevent such disclosure; and

(b)
at any time prior to Completion, use or disclose to any third party any Group Confidential Information, either directly or indirectly, and shall use all reasonable endeavours to prevent such disclosure.

18.4	Clauses 18.2 and 18.3 shall not prohibit the use or disclosure of any information:

(a)
to a bona fide third party interested in purchasing, or investing in, any Group Company following Completion provided that, before any such disclosure, the Buyer makes the recipient aware that the information is confidential and procures that the recipient complies with Clause 18.3 as though he were the Buyer;

(b)	where the other party has given prior written approval to the use or disclosure;

(c)	the use or disclosure of which is required to vest the full benefit of this Agreement in the Seller or the Buyer;

(d)
by a party to those of its officers, employees, representatives or advisers who need to know such information to enable them to implement or advise on any of the Transaction Documents to the extent strictly necessary for that purpose, provided that, before any such disclosure, the disclosing party makes the recipient aware that the information is confidential and procures that the recipient complies with Clause 18.2 as though he were the Seller or Clause 18.3 as though he were the Buyer (as applicable);

(e)
to any financial institution in connection with bona fide discussions about the provision of equity or debt financing to the Seller Group or the Buyer Group (as applicable) provided that, before any such disclosure, the disclosing party makes the recipient aware that the information is confidential and procures that the recipient complies with Clause 18.2 as though he were the Seller or Clause 18.3 as though he were the Buyer (as applicable);

(f)	to the W&I Insurer, the broker or the underwriters or its (or their) professional advisers in connection with the W&I Insurance Policy;

(g)	by the Seller to Petroswede Europe's administrator or Deutsche Bank as creditor of Petroswede Europe;

(h)
which is generally available to the public at the date of this Agreement, or which becomes generally available to the public after the date of this Agreement other than as a direct or indirect result of a breach of this Agreement by the disclosing party (but only after it has become so available);

(i)	which is disclosed to the disclosing party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

(j)	which the disclosing party lawfully possessed prior to obtaining it from the other party;

(k)	which is independently developed by the disclosing party after the date of this Agreement;

(l)	to the extent required by any Applicable Law, including for the purposes of satisfying the Ivory Coast Condition, the Swedish FDI Condition and the Nigerian Requirements;

(m)
the use or disclosure of which is required for the purpose of any arbitral or judicial proceedings or expert determination arising out of any Transaction Document or any other agreement entered into under or pursuant to any Transaction Document; or

(n)	the disclosure of which is reasonably required to be made to a Tax Authority in connection with the Tax affairs of the disclosing party;

provided that prior to use or disclosure of any information pursuant to Clauses 18.4(l), 18.4(m) or 18.4(n), the disclosing party shall, in so far as not prohibited by any Applicable Law, promptly notify the other party of the requirement to disclose and the nature of the required disclosure and shall take such action as the other party may reasonably request to avoid or limit the disclosure and in relation to the content of the disclosure.

18.5	Nothing in this Clause 18 shall prohibit the Buyer from releasing the announcement (in substantially the form set out in Schedule 14 (Announcement)) on or around the date of this Agreement.

19.	Notices

19.1	Any notice under or other communication pursuant to this Agreement must be in writing and will be effective only if:

(a)	sent by hand (including by courier or process server), or by pre-paid mail delivery service (by airmail if sent outside the jurisdiction in which it is posted):

(i)	where the recipient is the Buyer, to FAO: [*****]; or

(ii)	where the recipient is the Seller, to FAO: [*****];

(b)	sent by email:

(i)	where the recipient is the Buyer, to [*****]; or

(ii)	recipient is the Seller, to [*****]; or

(c)
sent as described in Sub-Clauses 19.1(a) or 19.1(b) to such other address as may be notified from time to time (in accordance with the provisions of this Clause 19.1) by the recipient to the sender, any notice pursuant to this Sub-Clause 19.1(c) taking effect on the later of the date, if any, specified in such notice as its effective date or the date 5 Business Days after receipt of such notice.

19.2	Where any notice under or other communication pursuant to this Agreement is sent by email, the sender shall also send a copy:

(a)	where the recipient is the Buyer, to the Buyer's Solicitors at [*****] and [*****]; or

(b)	where the recipient is the Seller, to the Seller's Solicitors at [*****] and [*****].

Failure to comply with this Clause 19.2 shall not affect the validity of the notice or other communication.

19.3
Subject to Clause 19.4, a notice under or other communication pursuant to this Agreement shall (in the absence of evidence of earlier receipt) be treated for the purposes of this Agreement as having been received by the recipient:

(a)	if sent by hand (including by courier or process server), when left at the recipient's address;

(b)
if sent by pre-paid mail delivery service and the sender proves that the envelope containing it was correctly addressed in accordance with Clause 19.1 and that it was sent with postage pre-paid in full:

(i)	by first class mail, or nearest equivalent service in the jurisdiction of posting, to an address within the same jurisdiction, on the second Business Day after sending; or

(ii)	by airmail, on the seventh Business Day after sending; and

(c)	if sent by email, and the sender proves that it was sent to the correct address, one hour after it was sent.

19.4
Any notice under or other communication pursuant to this Agreement which is received on a day which is not a Local Business Day, or after 5 pm (local time at the place of receipt) on any day, will be treated as having been received at 9 am on the next Local Business Day.

19.5
This Clause 19 does not apply to the service of any document in any legal action or proceedings or, where applicable, any arbitration or other method of dispute resolution arising out of or in connection with this Agreement.

20.	Assignment

20.1
Subject to Clauses 20.2 and 20.3, no party may, without the prior written consent of the other party, assign, charge, hold on trust, transfer, sub-contract, delegate or deal in any other manner with all or any of its rights and obligations under this Agreement.

20.2
The Buyer may assign all or any of its rights under this Agreement to any member of the Buyer Group (provided that if such assignee ceases to be a member of the Buyer Group the benefit of this Agreement shall be deemed automatically by that fact to have been re-transferred to the Buyer immediately before the assignee ceases to be a member of the Buyer Group).

20.3
The Buyer may grant security over, or assign by way of security, all or any of its rights under this Agreement to a bank or financial institution (a) providing finance (i) to the Buyer in connection with this Agreement or its subject matter and/or (ii) to the Company and/or the Group; and/or (b) in connection with any guarantees issued by the Buyer in respect of the financial indebtedness of the Company and/or the Group. On the enforcement of any such security, the Buyer or any administrator, administrative receiver or other receiver of the Buyer or its relevant assets or any person having the benefit of such security may assign all or any of the relevant rights to any person.

21.	Third Parties

Except as expressly provided in Clause 10.5, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or avail himself of any term of this Agreement.

22.	Entire agreement

22.1
This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the parties relating to its subject matter and supersedes any and all previous agreements (whether written or oral) between the parties relating to that subject matter.

22.2	The parties agree that, to the extent permitted by law, the Transaction Documents shall exclude any term implied by law.

22.3	The Buyer acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

22.4	Without prejudice to the covenants, undertakings and obligations in this Agreement the Buyer acknowledges and agrees that:

(a)	the Warranties are the only warranties of any kind given by or on behalf of the Seller or any other member of the Seller Group in connection with this Agreement;

(b)
no other statement of fact, warranty or forecast made by or on behalf of the Seller or any other member of the Seller Group may form the basis of, or be pleaded in connection with, any claim by the Buyer under or in connection with this Agreement; and

(c)	the Warranties amount to contractual warranties and not representations.

22.5	Without prejudice to the generality of Clause 22.4, the Seller expressly disclaims all liability and responsibility for and makes no representations or warranties, whether express or implied, as to:

(a)	the amounts, quality or deliverability of reserves of hydrocarbons attributable to the Petroleum Assets;

(b)	any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations;

(c)	any forecast of expenditures, budgets, financial projections, financial models, statements of intent or statements of opinion;

(d)	any geological formation, drilling prospect or hydrocarbon reserves; or

(e)	the repair, condition, working order, fitness for purpose or future performance or capability of any property, plant or equipment,

and the Buyer affirms and acknowledges that it has made its own independent assessment and evaluation of these matters.

22.6
The Buyer agrees and acknowledges that the rights and remedies explicitly provided for in this Agreement in relation to any representation, warranty or undertaking made or given in connection with this Agreement are exclusive and the Buyer waives all other rights and remedies (including those in tort or arising under statute and including, for the avoidance of doubt, those under the Misrepresentation Act 1967, the Swedish Sale of Goods Act (Sw. Köplagen (1990:931)) or the Swedish International Sale of Goods Act (Sw. Lag (1987:822) om internationella köp) in relation to any such representation, warranty or undertaking).

23.	Liabilities, rights and remedies

23.1
No failure to exercise or delay in exercising any right or remedy shall constitute a waiver of that right or remedy. No single or partial exercise of any right or remedy, and no waiver of any right or remedy, shall prevent or restrict the further exercise of that or any other right or remedy. Any waiver shall apply only in favour of the person to whom it is expressly addressed and for the specific circumstances for which it is given.

23.2
Termination of this Agreement shall be without prejudice to any rights or liabilities of any party accrued at the date of termination or which may accrue after termination in respect of any act or omission prior to termination (including any act or omission giving rise to termination), and the provisions of Clause 1 (Definitions and interpretation), Clause 17 (Announcements); Clause 18 (Confidentiality), Clause 18.5 (Notices), Clause 22 (Entire agreement), this Clause 23 (Liabilities, rights and remedies), Clause 24 (Counterparts) and Clause 25 (Governing law and jurisdiction) shall continue to apply notwithstanding termination.

23.3
No variation of this Agreement shall be effective unless it is in writing, expressly states that it amends this Agreement, and is duly executed by or on behalf of the Seller and the Buyer in each case by a director or duly authorised signatory.

23.4
Without prejudice to any other rights and remedies available, interest at the Agreed Rate per annum will accrue on any sum payable pursuant to this Agreement which is not paid by the due date. Such interest shall accrue on a day to day basis until the date of actual payment (whether before or after judgment) and be compounded annually (on a 365-day year basis).

23.5	The provisions of this Agreement, in so far as not fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

23.6
The invalidity, illegality or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the continuation in force of that provision in any other jurisdiction or the remainder of this Agreement. If any such provision would be valid and enforceable in the relevant jurisdiction if some part of such provision were deleted, such provision shall apply in the relevant jurisdiction with such deletion as may be necessary to make it valid and enforceable.

23.7	Nothing in this Agreement shall exclude or limit liability for fraud (including fraudulent misrepresentation).

24.	Counterparts

This Agreement may be executed in any number of duplicates, or by the parties on separate counterparts. Each executed duplicate or counterpart shall be an original, but all the duplicates or counterparts shall be construed as one document.

25.	Governing law and jurisdiction

25.1	This Agreement and any non-contractual obligation arising out of or in connection with it are governed by the law of England and Wales.

25.2
Any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, interpretation, validity, termination or enforceability (including any non-contractual dispute or claim) shall be referred to arbitration and finally settled under the Rules of Arbitration of the London Court of International Arbitration (the "LCIA Rules").

25.3	The number of arbitrators shall be three.

25.4	This arbitration agreement shall be governed by English law.

25.5
Each of the Seller and the Buyer shall nominate in the Request for Arbitration and the Response respectively, one arbitrator, and the two arbitrators nominated by the parties shall within fifteen days of the appointment of the second arbitrator agree upon a third arbitrator who shall act as Presiding Arbitrator. Notwithstanding anything to the contrary in the LCIA Rules, in agreeing the third arbitrator the two arbitrators may communicate directly with each other and with their respective appointing parties. If no agreement is reached upon the third arbitrator within fifteen days of the appointment of the second arbitrator, the LCIA Court shall expeditiously nominate and appoint a third arbitrator to act as the Presiding Arbitrator.

25.6	The seat of the arbitration shall be London, England.

25.7	The language of the arbitration shall be English.

25.8
Nothing in this Clause 25 shall limit the right of any party to seek injunctive or other interlocutory relief in any jurisdiction at any time. To the extent such relief is sought in the courts of England and Wales:

25.8.1	the Seller irrevocably:

(a)
appoints London Central Services Limited (company registration no. 08154541) of 4 Old Park Lane London W1K 1QW as its agent for service of process in any proceedings in the courts of England and Wales arising out of or in connection with this Agreement;

(b)	warrants that London Central Services Limited has agreed to act as its process agent;

(c)
agrees that, if its process agent is or becomes unable or unwilling for any reason to act as agent for service of process in England and Wales, it shall promptly appoint another process agent who is able and willing so to act and notify the Buyer of the new process agent's name and address;

(d)	agrees that, if its process agent moves to a new address within England and Wales, it shall promptly notify the Buyer of its process agent's new address;

(e)	agrees that failure by its process agent to notify it of such service shall not affect the validity of such service; and

(f)	agrees that nothing in this Clause 25.8.1 shall affect the right to serve process in any other manner; and

25.8.2	the Buyer irrevocably:

(a)
appoints the UK branch of VAALCO Energy, Inc. (branch number [*****]), with registered address at [*****] as its agent for service of process in any proceedings in the courts of England and Wales arising out of or in connection with this Agreement;

(b)	warrants that the UK branch of VAALCO Energy, Inc. has agreed to act as its process agent;

(c)
agrees that, if its process agent is or becomes unable or unwilling for any reason to act as agent for service of process in England and Wales, it shall promptly appoint another process agent who is able and willing so to act and notify the Seller of the new process agent's name and address;

(d)	agrees that, if its process agent moves to a new address within England and Wales, it shall promptly notify the Seller of its process agent's new address;

(e)	agrees that failure by its process agent to notify it of such service shall not affect the validity of such service; and

(f)	agrees that nothing in this Clause 25.8.2 shall affect the right to serve process in any other manner.

Schedule 1
Details of the Company and the Subsidiaries

Schedule 2
Completion obligations

1.	Completion documentation

The Seller shall (to the extent it has not already done so prior to Completion):

(a)	deliver or make available to the Buyer evidence that each of the Conditions have been satisfied (other than for the 2023 Accounts Condition if it has been waived in accordance with Clause 5.17);

(b)
if the Nigerian Consents and Notification Requirement has been satisfied prior to Completion, deliver or make available to the Buyer evidence that the Nigerian Consents and Notification Requirement has been satisfied;

(c)	deliver or make available to the Buyer evidence that the Seller is authorised to execute this Agreement and any other Transaction Document to which it is party;

(d)	deliver to the Buyer the share certificates (if share certificates have been issued) representing the Sale Shares duly endorsed in favour of the Buyer;

(e)
procure that the board of directors of the Company registers the Buyer as owner of the Sale Shares (free of any Encumbrances) in the Company's shareholders' register and deliver to the Buyer the Company's shareholders' register in original as well as a copy of board minutes in which the entry of the Buyer in the Company's shareholders' register has been resolved by the board of directors of the Company;

(f)	where Clause 3.2(a)(iii) applies, deliver to the Buyer the Escrow Agreement signed by the Seller;

(g)
procure that the board members of the Group Companies listed in Schedule 1 (Details of the Company and the Subsidiaries) (the "Resigning Persons")  submit resignation letters in the approved form to the board of the relevant Group Company in which such board members shall resign from their positions with effect from Completion and confirm that he/she in his/her capacity as a board member has no claims for compensation from the relevant Group Company;

(h)
cause the Group Companies to issue general powers of attorney in the approved form enabling those persons notified by the Buyer to the Seller at least five Business Days prior to the Target Completion Date to sign for and on behalf of the Group Companies in relation to all financial and legal interests of the respective Group Company until new signatories have been duly registered;

(i)	deliver or make available to the Buyer the written resignations of the auditors of each Group Company with effect from Completion, in the approved form; and

(j)	to the extent not in the possession of the relevant Group Company, deliver or make available to the Buyer:

(i)	the shareholders' and other statutory or official registers of each Group Company duly made up to Completion; and

(ii)
share certificates in respect of all issued shares in each of the Subsidiaries (or a duly executed deed of indemnity in the approved form in favour of the relevant member of the Group with respect to any certificate which has been lost or destroyed).

2.	Buyer's obligations

The Buyer shall:

(a)	if the Nigerian FCCPC Requirement has been satisfied prior to Completion, deliver or make available to the Seller evidence that the Nigerian FCCPC Requirement has been satisfied;

(b)	deliver or make available to the Seller evidence that the Buyer is authorised to execute this Agreement and any other Transaction Document to which it is party;

(c)
where Clause 3.2(a)(i) applies, pay an amount equal to the Completion Consideration to the Seller's Account by electronic transfer in immediately available and cleared funds with the same value date (such payment to be evidenced by confirmation to the Seller from the Seller's bank that such funds have been credited to the Seller's Account);

(d)
where Clause 3.2(a)(ii) applies, pay an amount equal to the Reduced Completion Consideration to the Seller's Account by electronic transfer in immediately available and cleared funds with the same value date (such payment to be evidenced by confirmation to the Seller from the Seller's bank that such funds have been credited to the Seller's Account);

(e)	where Clause 3.2(a)(iii) applies:

(i)	deliver to the Seller the Escrow Agreement signed by the Buyer and the Escrow Agent;

(ii)
pay an amount equal to the Completion Consideration less the Escrow Amount Dollar Equivalent (if any) to the Seller's Account by electronic transfer in immediately available and cleared funds with the same value date (such payment to be evidenced by confirmation to the Seller from the Seller's bank that such funds have been credited to the Seller's Account); and

(iii)	pay an amount equal to the Escrow Amount into the Escrow Account in accordance with the terms of the Escrow Agreement; and

(f)
if the Nigerian Requirements have been satisfied on or before Completion pay an amount equal to the Nigerian Consideration Amount to the Seller's Account by electronic transfer in immediately available and cleared funds with the same value date (such payment to be evidenced by confirmation to the Seller from the Seller's bank that such funds have been credited to the Seller's Account).

Schedule 3
General Warranties

1.	The Seller

1.1	The Seller is entering into this Agreement and each other Transaction Document to which it is party as principal and not on behalf of any other person.

1.2	The Seller is validly incorporated and duly registered under the laws of the jurisdiction of its incorporation.

1.3
The Seller has all requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party in accordance with their respective terms, without requiring the consent, approval, or authority of any other person.

1.4
This Agreement constitutes and each of the other Transaction Documents to which it is a party will after Completion constitute valid and binding obligations of the Seller in accordance with their respective terms.

1.5
Compliance with the terms of this Agreement and each other Transaction Document to which the Seller is party will not breach or constitute a material default under any agreement or instrument by which the Seller is bound (including the Seller's constitution), or any order, judgment, decree or other restriction applicable to the Seller.

1.6	The Seller is not insolvent or unable to pay its debts under any applicable insolvency legislation in any jurisdiction, nor has it stopped paying its debts as they fall due.

1.7	No step has been taken, proposed or threatened in any applicable jurisdiction to initiate any process by or under which:

(a)	the Seller has been or may be liquidated, dissolved or struck off or placed into administration;

(b)
a person has been or may be appointed in connection with the enforcement of any Encumbrance over or affecting any of the Seller's assets or undertaking, and no event has occurred to give the right to enforce any such Encumbrance; or

(c)
any composition in satisfaction of, or moratorium in respect of, its debts or any scheme of arrangement or compromise between the Seller and its creditors or any class of its creditors has been or may be put in place.

1.8
No litigation, arbitration or administrative proceedings are pending or threatened against it before any court, arbitral body or agency, which might reasonably be expected to have a material adverse effect on the Seller's ability to perform its obligations under this Agreement.

2.	Sale Shares

2.1	The Seller:

(a)	has full title to, and is the sole legal owner of the Sale Shares; and

(b)	has the right to exercise all voting, economic and other rights over the Sale Shares.

2.2	The Sale Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted, and are each fully paid and free from any Encumbrance.

2.3
Apart from this Agreement, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital or any other security of the Company.

2.4	No commitment has been given to create an Encumbrance affecting the Sale Shares.

2.5
The Sale Shares are not subject to any restriction or prohibition on transfer (including pre‑emption rights) which would restrict or prohibit any transfer of the Sale Shares to the Buyer, and the Seller is entitled to transfer the full ownership of the Sale Shares on the terms set out in this Agreement.

2.6
Neither the Seller, nor any member of the Seller Group, is involved in any dispute or litigation, arbitration, mediation or other proceedings in any way relating to the Sale Shares (including as to the title to the Sale Shares or the ability to transfer the Sale Shares) nor, so far as the Seller is aware, are there any facts, matters or circumstances which are reasonably likely to give rise to any of the foregoing matters.

2.7
The Seller has not been a party to any transaction involving any of the Sale Shares with any person which, in the event of such person going into liquidation or administration or being declared bankrupt or any event analogous to any such events in any jurisdiction, would make such transaction void, voidable or liable to be set aside under Applicable Law.

3.	Subsidiaries

3.1
Save as expressly set out in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries), the Company does not have any subsidiary undertaking or any legal or beneficial interest in any shares or other securities of any body corporate, wherever incorporated, nor does it have any right or obligation to acquire any such interest.

3.2	The shareholders specified in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries) in respect of each Subsidiary:

(a)	have full title to, and are the sole legal and beneficial owners of, the shares in that Subsidiary; and

(b)	have the right to exercise all voting, economic and other rights over such shares in that Subsidiary.

3.3
The shares in each Subsidiary set out in Paragraph 2 of Schedule 1 (Details of the Company and the Subsidiaries) comprise the whole of the issued and allotted share capital of that Subsidiary, have been properly and validly issued and allotted, and each are fully paid and free from any Encumbrance.

3.4
There is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital or any other security of, or interest in, any Subsidiary.

3.5
No liabilities subsist in respect of any subsidiary undertaking of any Group Company that has been, or is in the process of being, liquidated, dissolved or wound-up, including Svenska Nigerian Holdings Ltd, Svenska Nigerian Investments LLC, Svenska Petroleum Exploration U.K. Limited, SPE West Africa B.V., Svenska of Guinea Bissau Ltd., Svenska Nigerian Holdings II Ltd., Svenska Nigeria Deepwater Limited and Svenska of Guinea Bissau LLC.

3.6
No Group Company has any outstanding liabilities in respect of any subsidiary undertaking or material asset sold by any Group Company, including Oljeprospektering AB, SPE Congo AB, SPE CI Finance AB, SPE Angola AB, Svenska Petroleum Exploration AS, SPE Ventures AB, SPE UK Limited and SPE Guinea Bissau AB, and all of the agreements or arrangements with the relevant purchasers for the sale of such subsidiary undertakings or material assets are contained in folders 1.2 and 1.10 of the Data Room.

4.	Constitution and corporate matters

4.1	Neither the Sale Shares nor the shares in the Subsidiaries are, or at any time have been, listed on any stock exchange or regulated market.

4.2	The particulars contained in Schedule 1 (Company and Subsidiaries) are true, accurate and complete.

4.3	Each Group Company is validly incorporated and duly registered under the laws of the jurisdiction of its incorporation.

4.4	Each Group Company has full corporate power and authority to carry on (and to own and operate its assets and properties for the purposes of) its business as currently carried on.

4.5
The Data Room contains true and accurate copies of the constitutional documents of each Group Company and there are no outstanding breaches nor have there been any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

4.6
The registers, minute books, books of account and other records required to be maintained by each Group Company under the law of the jurisdiction of its incorporation are in its possession or under its control, are up-to-date and have been maintained in all material respects in accordance with Applicable Law and no Group Company has received any notice that any of these is incorrect or should be rectified.

4.7
All filings, publications, registrations and other formalities required by Applicable Law to be delivered or made by each Group Company to company registries in each relevant jurisdiction have, in all material respects, been duly delivered or made on a timely basis.

5.	Accounts

5.1	The Accounts have been prepared:

(a)
in accordance with Applicable Law and the International Financial Reporting Standards issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Interpretations Committee, as adopted by the European Union, as further specified in the Accounts (the "Accounting Policies"); and

(b)
subject to Paragraph 5.1(a), on a basis consistent with that adopted in preparing the audited accounts of the Company or the Group (as the case may be) in respect of the two immediately preceding accounting periods.

5.2	The Accounts have been audited by an individual or firm qualified to do so.

5.3	The Accounts:

(a)
give a true, fair and accurate view of the assets and liabilities, financial position and state of affairs of the Company or, in the case of the consolidated annual accounts of the Group, of the Group as a whole, as at the Accounts Date and of its profit or loss, total comprehensive income and cashflow for the financial period ended on that date;

(b)
have not (except to the extent expressly Disclosed in the Accounts) been affected by any unusual or non-recurring item, by inconsistencies of accounting practices, by transactions entered into otherwise than on normal commercial terms or by any factors rendering the profit or loss of the Group for the financial period to which they relate exceptionally high or low;

(c)
provide or reserve for liabilities (including deferred or contingent liabilities), revenue commitments and capital commitments of the Company and each other Group Company outstanding at the Accounts Date in accordance with the Accounting Policies;

(d)	make disclosure of the assets of each Group Company in accordance with the Accounting Policies and the values placed on those assets in the Accounts are in accordance with the Accounting Policies;

(e)	provide or reserve for bad and doubtful debts in accordance with the Accounting Policies;

(f)
provide or reserve for Tax liable to be assessed on each Group Company, or for which each Group Company may be accountable, in respect of the period ended on the Accounts Date in accordance with the Accounting Policies; and

(g)	have been duly filed as required by law.

5.4	Since the Accounts Date:

(a)
the Group has carried on its business in the ordinary course and without any interruption or alteration in the nature or scope of its business so as to maintain it as a going concern and without prejudicing its goodwill;

(b)	there has been no material adverse change in the trading performance, turnover or financial position or prospects of the Company or the Group as a whole;

(c)
no Group Company has acquired or disposed of or agreed to acquire or dispose of any material asset or the shares in a body corporate or assumed or incurred or agreed to assume or incur any capital commitments or liabilities other than in the ordinary course of business;

(d)	no Group Company has passed any resolution in general meeting or written resolution of its members (other than resolutions relating to routine business at its annual general meeting (if any));

(e)	each Group Company has continued to pay its creditors as and when the relevant debts fall due;

(f)
there has been no change by any Group Company in the time or manner of the issue of invoices or the collection of debts, and no debts have been waived, released or compromised or settled other than at full value;

(g)	no Group Company has borrowed or raised any money or taken any financial facility or granted any security or created any Encumbrance to secure its liabilities to any person;

(h)	no Group Company has repaid any sum in the nature of borrowings in advance of any due date or made any loan (including, in each case, intra group) or agreed to do so;

(i)	no Group Company has issued or allotted or agreed to issue or allot any share capital, loan capital or any other security giving rise to a right over its capital;

(j)	no Group Company has redeemed, cancelled or purchased or agreed to redeem, cancel or purchase any of its share capital, loan capital or any other security giving rise to a right over its capital; and

(k)	no distribution of capital or income has been declared, made or paid by any Group Company.

6.	Economic Date Accounts

6.1	The Economic Date Accounts:

(a)	have been prepared using the same accounting policies and estimation techniques as those used in preparing the Accounts;

(b)	give a true and fair view of the state of affairs of the Group as a whole at the Economic Date;

(c)	neither materially overstate the value of the assets nor materially understate the liabilities of the Group as at the Economic Date;

(d)	fairly present the profits and losses of the Group for each period to which they relate;

(e)	provide or reserve for liabilities and capital commitments of the Company and each other Group Company outstanding at the Economic Date in accordance with the Accounting Policies;

(f)
provide or reserve for Tax liable to be assessed on each Group Company, or for which each Group Company may be accountable, in respect of the period ended on the Economic Date in accordance with the Accounting Policies; and

(g)	have been audited by an individual or firm qualified to do so.

7.	Finance

7.1
There are no financial instruments, credit facilities or other agreements creating Indebtedness (including, but not limited to, loans, bonds, leases, redeemable shares and hedging instruments), outstanding or available to any Group Company, in each case exceeding US$1,000,000.

7.2
No Group Company has done or omitted to do anything which could result in, and the acquisition of the Sale Shares by the Buyer will not result in any Encumbrance over or affecting any of the assets or undertaking of any Group Company becoming enforceable.

7.3	The total borrowings of each Group Company do not exceed, and have not at any time exceeded, any legal, constitutional or contractual limit applicable to that Group Company.

7.4	No Group Company has engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

7.5	No Group Company has lent any money to any person which has not been repaid and there are no debts owing to any Group Company other than debts which have arisen in the ordinary course of business.

7.6	No Group Company has made any payment or granted loans in contravention of any Applicable Law to another Group Company or any member of the Seller Group.

7.7	No Group Company has any obligation (present or future and whether conditional or otherwise) in respect of a derivative transaction including any foreign exchange transaction.

8.	Guarantees and Encumbrances

8.1
Other than in the ordinary course of business no Group Company has given or entered into (other than for its benefit) any guarantee, indemnity, performance bond, letter of comfort or similar arrangement which remains in force in respect of any liability or obligation of any person, or agreed to do so.

8.2
Other than in the ordinary course of business, no person has given or entered into any guarantee, indemnity, performance bond, letter of comfort or similar arrangement which remains in force in respect of any liability or obligation of any Group Company, or agreed to do so.

8.3
There is no Encumbrance over or affecting any Group Company's undertaking or assets (including goodwill) other than as provided in the Petroleum Asset Documents or any arising by operation of law or in the ordinary course of business or trading. No Group Company has received written notice from any person in relation to or claiming any such Encumbrance.

9.	Solvency

9.1	No step has been taken, proposed or threatened in any applicable jurisdiction to initiate any process by or under which:

(a)	any Group Company has been or may be liquidated, dissolved or struck off or placed into administration;

(b)
a person has been or may be appointed in connection with the enforcement of any Encumbrance over or affecting any of the assets or undertaking of any Group Company, and no event has occurred to give the right to enforce any such Encumbrance; or

(c)
any composition in satisfaction of, or moratorium in respect of, any Group Company's debts or any scheme of arrangement or compromise between any Group Company and its creditors or any class of its creditors has been or may be put in place.

10.	Properties

10.1
The Properties comprise all of the premises, buildings, land or other property rights owned, occupied or otherwise used by the Group (other than those indirectly used by virtue of the terms of a Joint Operating Agreement to which any Group Company is a party) and material to the business of the Group.

10.2	The particulars of the Properties set out in Schedule 8 (Property) are true and accurate in all material respects.

10.3	The Data Room contains a true and complete copy of the licences pursuant to which the Company occupies each Property (the "Property Licences").

10.4
The Company has complied in all material respects with all covenants, conditions and agreements contained in the Property Licences. The Company has not given or received any notice of termination of any Property Licences, whether to vacate the relevant premises or to renegotiate the rent. To the Seller's knowledge, no such notice of termination is threatened in respect of any of the Property Licences.

10.5
There are no disputes between the Company and any third party which have had or are likely to have a material adverse effect on the use of the Properties for the purpose of the Group's business nor, so far as the Seller is aware, is there any matter which is likely to give rise to such a dispute.

11.	Petroleum Assets

11.1	The Group Company set opposite the description of each Petroleum Asset in Schedule 12 (Petroleum Assets) is the legal, and sole beneficial, owner of the Petroleum Asset as set out therein.

11.2
Each of the Petroleum Asset Documents is in full force and effect and none of the Petroleum Asset Documents has been subject to any amendment, restatement or side-agreement, save where indicated in Schedule 11 (Petroleum Asset Documents).

11.3
No act or omission by any Group Company or, so far as the Seller is aware, any other party to any of the Petroleum Asset Documents has occurred which would entitle any Governmental Authority to revoke any Petroleum Permit and, no written notice by any Governmental Authority, has been given to any Group Company nor, so far as the Seller is aware, any other person to revoke any Petroleum Permit.

11.4
No Encumbrance exists, nor is there any agreement or commitment to create any Encumbrance, over any of the Petroleum Assets, other than as provided in the Petroleum Asset Documents or arising by operation of law or in the ordinary course of business or trading.

11.5
Schedule 11 (Petroleum Asset Documents) contains a list of all the material licences, leases, production sharing agreements, concessions or permits, joint operating agreements and agreements for the sale, purchase, transportation, lifting or marketing of Petroleum to which any Group Company is currently party in connection with the Petroleum Assets and copies thereof are contained in the Data Room. Other than pursuant to (i) the Petroleum Asset Documents or (ii) Applicable Law, no Group Company is subject to any other material obligation or restriction in relation to the Petroleum Assets.

11.6
Save as set out in the Petroleum Asset Documents, no Group Company is party to any farm-in or farm-out arrangements in respect of any interests under or deriving from any of the Petroleum Permits, Petroleum Assets and/or Petroleum Asset Documents and which are subject to unfulfilled obligations on the part of the Group Company in respect of the Petroleum Assets.

11.7
No Group Company has, nor so far as the Seller is aware has any other party to any of the Petroleum Asset Documents, committed any material breach of, or is in material default under, any of the Petroleum Asset Documents or any Applicable Laws and each Group Company has complied with all relevant right of first offer obligations under the Petroleum Asset Documents.

11.8	All cash calls made to and, so far as the Seller is aware, payable by any Group Company as at the date of this Agreement required under the Petroleum Asset Documents have been paid in full.

11.9
No Group Company has any obligation to make payment in excess of its percentage interest share under the Petroleum Asset Documents other than (i) as set out in the Petroleum Asset Documents or (ii) in respect of any carry in favour of a state or national company with respect to its share of the relevant Petroleum Permit.

11.10
All accrued work obligations imposed by the Petroleum Asset Documents have been duly fulfilled and discharged and no Governmental Authority has given any written notice to require further work obligations to be fulfilled under the Petroleum Asset Documents nor has notice been given to any Group Company of any intention to require further work to be conducted (whether in relation to exploration, appraisal or development) or to call for the submission of or impose a development programme.

11.11
No payments have been made, or are currently due to be made, following a demand received by any Group Company in respect of any future abandonment or decommissioning obligations in respect of any of the Petroleum Assets.

11.12
In the two year period prior to the date of this Agreement, no abandonment, decommissioning or other similar agreement has been entered into by any Group Company or the Seller affecting any Petroleum Asset.

11.13	All obligations and liabilities imposed on a Group Company by Applicable Law in relation to host communities' development has been fulfilled and discharged.

11.14
No Group Company has given to or received from any other party to any of the Petroleum Asset Documents any notice of withdrawal from any Petroleum Asset or of any proposed assignment of interest arising thereunder, and the Seller is not aware of any other party having given notice to withdraw.

11.15	No Operator has given any written notice of resignation as Operator with respect to the relevant Petroleum Asset.

11.16	No written proposal to remove any Operator has been made or received by any Group Company and no written notice of withdrawal by any Operator has been received by any Group Company.

11.17
So far as the Seller is aware, each Operator conducts, and has in the past five years conducted, all operations and activities in respect of the relevant Petroleum Asset in accordance with practices generally acceptable for an experienced and prudent international operator engaged in a similar activity under similar circumstances and location.

11.18
The relevant Group Company is entitled to attend all meetings of the operating committee established under the Joint Operating Agreements and is entitled to cast votes on all matters requiring the approval of such operating committee which are proportionate to its percentage ownership interest under that Joint Operating Agreement as set out in Schedule 12 (Petroleum Assets).

11.19
There are no arrangements which restrict the ability of any Group Company to dispose of Petroleum which is or may become attributable to any Petroleum Asset, save as in accordance with the terms of the Petroleum Asset Documents.

11.20	So far as the Seller is aware, no sole risk or non-consent operations have been proposed in writing or carried out by any person on any of the Petroleum Assets.

11.21	The PDC Reports are the most recent reserves reports in the possession of the Seller or any Group Company which are related to the Petroleum Assets.

11.22	So far as the Seller is aware, Completion will not result in any uplift payments or other costs (save for the Closing Costs) becoming due and payable by a Group Company.

11.23
The production sharing contract relating to block 244 offshore Nigeria, the joint operating agreement relating to oil prospecting licence 244 and any guarantees given by any Group Company or data licence agreements in relation to are block 244 are no longer in force and there are no continuing obligations or accrued liabilities of any Group Company in respect thereof.

12.	Intellectual Property

12.1	No Material IPR which is owned by any Group Company is:

(a)	being infringed or used without authorisation or attacked or opposed by any person; or

(b)	licensed to a third party,

and so far as the Seller is aware no Material IPR owned by a third party is being infringed or used without authorisation or attacked or opposed by any person.

12.2
All Material IPR which is owned by any Group Company and which is registered or the subject of  an application for registration is listed and briefly described in Paragraph 1 of Schedule 9 (Intellectual Property Rights).

12.3
All Material IPR is legally and beneficially owned by Group Companies free of encumbrances of any kind or licensed to Group Companies by third parties by way of a written licence agreement which enables the Group Companies to use the relevant Material IPR in the ordinary course of business or is readily available for licence on commercially reasonable terms.

12.4
The Material IPR together with commercially available off the shelf products is sufficient to conduct the business of the Group Companies in the manner in which it is and has been conducted prior to the date of this Agreement.

12.5
All Material IPR owned by the Group Companies is valid and enforceable and not subject to any claims of opposition from any third party and so far as the Seller is aware all Material IPR which is not owned by Group Companies is valid and enforceable and not subject to any claims from any third party.

12.6	The Company is the registered owner of the domain names listed in Paragraph 2 of Schedule 9 (Intellectual Property Rights).

12.7
All licences (excluding any shrink-wrap licences for computer software) granted to any Group Company in respect of the Material IPR are listed and briefly described in Paragraphs 3.2(a) and 3.2(b) of Schedule 9 (Intellectual Property Rights) (the "Data Licences") and, other than as listed in Paragraphs 3.2(a) and 3.2(b) of Schedule 9 (Intellectual Property Rights), there are no other licence agreements in respect of Intellectual Property Rights in force and effect which relate to a Group Company or the Petroleum Assets.

12.8	The Data Room contains true, complete and accurate copies of each Data Licence.

12.9	The Data Licences are in full force and effect.

12.10
Each Group Company and, so far as the Seller is aware, each other party has complied in all material respects with each Data Licence and no disputes exist and the Seller is not aware of anything which is likely to give rise to a dispute in respect of the continuation of each Group Company's rights under the Data Licences.

12.11	No notice has been given by any Group Company or received from any other party to terminate any Data Licence.

12.12
So far as the Seller is aware, no Group Company is infringing, or has infringed, any Intellectual Property Rights of any third party nor has it received notice of any claims of infringement of any Intellectual Property Rights from any third party.

13.	Intellectual Property and Information Technology and Data Protection

13.1	For the purposes of this Paragraph 13:

(a)	"Business IT" means all Information Technology which is owned or used primarily by any Group Company and which is material to the business of the Group; and

(b)	"Information Technology" means computer systems, communication systems, software and hardware.

13.2	Each element of the Business IT is owned by, or used under an agreement with, a Group Company and all such agreements are contained in folders 7.2 and 7.3 of the Data Room.

13.3
In the twelve months prior to the date of this Agreement, there have been no performance reductions or breakdowns of any Business IT or losses of data which have had (or are having) a material adverse effect on the business of the Group.

13.4	Each Group Company has at all times complied with applicable Data Protection Laws in all material respects.

13.5	No Group Company has in the last three years suffered a breach of security leading to the accidental or unlawful destruction, loss, alteration or unauthorised disclosure of Personal Data.

14.	Contracts

14.1
No Group Company is a party to or subject to any contract, transaction, arrangement, understanding or obligation (other than in relation to any Petroleum Asset Document, lease or contract of employment) which:

(a)	is not in the ordinary course of business;

(b)	would be reasonably regarded as being not on an arm's‑length basis;

(c)	is material to the business of the Group and is capable of termination on a change of control of the Company;

(d)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Group; or

(e)	involves an aggregate outstanding expenditure by it of more than US$1,000,000, exclusive of VAT,

(a "Material Contract").

14.2
There are no current negotiations relating to any potential Material Contract and no outstanding offer capable of being converted into a Material Contract by acceptance by any Group Company or any other person.

14.3
Other than pursuant to the Petroleum Asset Documents, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

14.4	Copies of all Material Contracts are contained in the Data Room.

15.	Agreements with Connected Parties

15.1
There are no existing contracts material to the business of the Group between, on the one hand, any Group Company and, on the other hand, the Seller, or any other member of the Seller Group other than on normal commercial terms in the ordinary course of business.

15.2
No Group Company is party to any contract material to the business of the Group with any current or former employee or current or former director of any such Group Company or any person connected (as defined by Applicable Law) with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

16.	Employees

16.1	The Data Room contains details, in relation to each Group Company, of:

(a)	the total number of Relevant Employees;

(b)
the name, salary or wages, date of commencement of employment, length of continuous service, job location, employer and the terms and conditions of employment of all the Relevant Employees (including (if relevant) all incentives, bonuses, expenses, commission, share option scheme or profit sharing scheme and other benefits payable whatsoever, including (if any) any performance criteria, formulae and/or methodologies used when calculating the same);

(c)	a copy of the contract of each Relevant Employee; and

(d)	the terms of any agreements with third parties for the supply of temporary workers.

16.2
The Relevant Employees named in the Data Room and the persons listed in Schedule 1 (Details of the Company and the Subsidiaries) are all of the directors, officers and/or employees of each Group Company.

16.3	In the six months prior to the date of this Agreement, there have been no proposals to terminate the employment agreement of any Relevant Employee.

16.4
No Group Company is currently (nor has been in the past two years) involved in any employment, contractual or labour dispute with any of the Relevant Employees or former employees, or current or former Workers (supplied to or engaged by any Group Company) or any trade union or staff association or other body representing employees and there are no circumstances which may result in any such dispute and none of the provisions of this Agreement is likely to lead to any such dispute.

16.5
No act or omission by any Group Company in the last two years has resulted in that Group Company incurring, or is likely to result in that Group Company incurring, any liability in excess of US$50,000 in relation to any breach of any contract or statutory right of any Relevant Employee or former employee (or any current or former Worker) in respect of their employment or engagement or the termination thereof, or for payments in compensation for dismissal or for the actual or proposed termination of any employment or engagement in respect of any present or former director, officer, employee or Worker of any Group Company (other than in relation to the Departing Employee Termination Costs).

16.6
Folder 13.1 of the Data Room lists all works councils, employee representative bodies and trade unions which by law or pursuant to any collective bargaining agreement have the right to be informed and consulted on matters which affect the Relevant Employees.

16.7
The union recognition agreements, collective agreements and European Works Council agreements contained in the Data Room are all the agreements between any Group Company or any employers' organisation of which any Group Company is a member and any trade union or representative body. Each Group Company has complied in all material respects with such agreements and other arrangements (including making all payments that should be made thereunder) and with notices that have been issued under all statutes, regulations and codes of conduct in respect of relations between a company and its employees or any recognised trade union.

16.8
There are provided in the Data Room the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employees or former employees of the Group Companies in the last two years.

16.9
No Group Company has engaged any consultants that have performed or are performing services to such Group Company that under Applicable Law are likely to be deemed to be an employee of such Group Company and each Group Company has complied in all material respects with Applicable Laws in relation to all Workers engaged by them.

16.10
There have been no changes to the remuneration, benefits of any kind payable or due to any Relevant Employee or other terms and conditions of any Relevant Employee and no changes have been or are due to be proposed or are due to be considered, in all cases since the Accounts Date, save that bonuses and increased salaries were awarded in 2023 and again in 2024 in line with the information provided in the Data Room.

16.11
No amounts due and payable to, or in respect of, any of the Relevant Employees or any former employee (including PAYE, National Insurance, pension contributions, other levies or contributions in any jurisdiction) are in arrears or unpaid which have not been provided for in full in the Accounts or the Economic Date Accounts.

16.12	No Group Company has made any loan or advance to any Relevant Employee or any former director, officer or employee of any Group Company which is outstanding.

16.13
No Group Company has within a three year period ending with the date of this Agreement been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or Directive 2001/23/EC relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses.

16.14	Every Relevant Employee who requires permission to work in the United Kingdom or Sweden has current and appropriate permission to work in the United Kingdom or Sweden (as applicable).

17.	Group Retirement Benefit Arrangements

17.1
The arrangements provided in folder 13 of the Data Room are the only Group Retirement Benefit Arrangements and contain complete and accurate details of the Group Retirement Benefit Arrangements (including the contribution rates payable by any Group Company to the UK Pension Scheme).

17.2	The Group Retirement Benefit Arrangements are in compliance with all Applicable Laws, collective agreements and government taxation or funding requirements.

17.3	Each Group Company complies and has complied in all material respects with any obligations it has under ss1-99A Pensions Act 2008 applicable from time to time.

17.4
No Group Company is nor has been an employer for the purposes of section 318 Pensions Act 2004 in relation to an occupational pension scheme that is not a "money purchase scheme" as defined in section 181(1) Pension Schemes Act 1993 and no Group Company is nor has in the past been connected with or an associate of (as defined in section 51(3) of the Pensions Act 2004) such an employer.

17.5
No current or former employee or director of any Group Company has at any time had his contract of employment transferred as a result of a "relevant transfer" for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (before those Regulations were revoked) or the Transfer of Undertakings (Protection of Employment) Regulations 2006 where he had previously been a member of an occupational pension scheme that provided benefits available other than on old age, invalidity or death.

18.	Compliance with Laws and Licences

18.1
All licences, registrations, consents, permits, approvals and authorisations material to the business of the Group, including all operations conducted under the Petroleum Asset Documents ("Licences"), have been obtained, by a Group Company or so far as the Seller is aware an Operator and are in force and are being complied with in all material respects by each Group Company and so far as the Seller is aware the relevant Operator.

18.2
No Group Company is in breach of any of the Licences and no written notification has been received by the Seller or any Group Company in the past two years that any Licence material to the business of the Group is likely to be suspended, modified or revoked and the Seller is not aware of any circumstances that would be likely to lead to any such suspension, modification or revocation.

18.3	Each Group Company has at all times conducted its business in all material respects in accordance with all Applicable Law.

18.4
No Group Company, none of the directors, officers, employees, agents, other intermediaries, contractors or representatives of any Group Company, and no other person acting on behalf of any Group Company, has taken any action that is inconsistent with or prohibited by or would cause a Group Company to be in violation of any Anti-Corruption Law or has at any time offered, promised or given any improper financial or other advantage to any person in order to obtain or retain business or an advantage in the conduct of business for any Group Company.

18.5	No Group Company has at any time engaged in any activity, practice or conduct in breach of Sanctions, or any Applicable Law relating to anti-terrorism or anti-money laundering.

18.6
Each Group Company has in place appropriate procedures designed to prevent its directors, officers, employees, agents, intermediaries, contractors, representatives, and any other person acting on their behalf from undertaking conduct which would constitute an offence under any Anti-Corruption Law or Sanctions.

18.7
Accurate and complete copies of all policies of each Group Company in respect of Sanctions, Anti-Corruption Law and anti-terrorism legislation applicable from time to time are contained in folder 5 of the Data Room.

18.8	No Group Company or any of its directors or officers is a Sanctioned Person.

18.9
Each Group Company has been in compliance with all applicable export laws ("Export Laws"), and no Group Company has received written notice of, any actual, alleged or potential violation of any Export Law or been a party to or the subject of any pending (or, as far as the Seller is aware, threatened) claim, action, suit, proceeding or investigation against it by or before any court, tribunal, arbitrator, governmental agency or regulatory body (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

18.10
So far as the Seller is aware, there is no investigation, disciplinary proceeding or enquiry by, or award, order, decree, fine, decision, penalty or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding, or so far as the Seller is aware, pending or threatened, against any Group Company or any person for whose acts or defaults it may be vicariously liable which has had or is likely to have a material adverse effect upon the business of the Group and, so far as the Seller is aware, there is no matter which is likely to give rise to such investigation, inquiry or proceeding.

18.11
No Group Company has received any written notice during the past two years from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any Applicable Law, or requiring it to take or omit any action which in any case has had or is likely to have a material adverse effect on the business of the Group.

19.	Litigation

19.1
No Group Company is involved (other than as claimant in the collection of debts arising in the ordinary course of its business) in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration which is material to the business of the Group ("Litigation") and, so far as the Seller is aware, no Litigation is in existence, in prospect or has been threatened, in each case by or against any Group Company or in respect of any Petroleum Asset which is likely to give rise to a material liability for any Group Company, and there is no matter which, so far as the Seller is aware, is likely to give rise to any Litigation being commenced against any Group Company.

20.	Insurance

20.1	The Data Room contains complete and accurate details of the insurance policies outstanding in the name of any Group Company (the "Insurance Policies").

20.2	In respect of each Insurance Policy:

(a)	all premiums and any related insurance premium taxes that are due and payable have been duly paid to date;

(b)	the Insurance Policy is in full force and effect and all conditions have been performed and observed;

(c)	no act, omission, misrepresentation or non‑disclosure by or on behalf of any Group Company has occurred which makes any of the policies void or voidable; and

(d)	complete and accurate details of any material claims made by any Group Company under the Insurance Policies in the last two years are contained in the Data Room.

20.3
No insurance claim is outstanding under any of the Insurance Policies and no notice has been received that any claim under any Insurance Policy is outstanding and there are, so far as the Seller is aware, no circumstances which may give rise to such a claim.

20.4	Each Group Company has at all times:

(a)
been and is adequately insured against all risks, losses and liabilities (including business interruption) that are normally insured against by a person carrying on the same kind of business as carried on by it; and

(b)	effected the insurances required by Applicable Law from time to time.

21.	Environment

21.1	For the purposes of this Paragraph 21:

(a)
"Environment" means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground), water, soil and land and any ecological systems and living organisms supported by these media;

(b)
"Environmental Authority" means any legal person or body of persons (including any government department or government agency or court or tribunal and whether, international, national or local) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

(c)
"Environmental Law" means all Applicable Laws whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances and to regulate human health and safety;

(d)
"Environmental Permit" means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law (and all conditions attaching to them) required for the operation of the business of the Group in the manner in which it is and has been conducted prior to the date of this Agreement or the occupation or use of any of the Petroleum Assets; and

(e)
"Hazardous Substances" means any wastes, pollutants, contaminants and any other natural or artificial substance (or any constituent or any mixture of any of them and whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person.

21.2
Each Group Company and so far as the Seller is aware any Operator who previously owned, controlled or operated on all or any part of the Petroleum Assets (a "Previous Operator"), has at all times complied in all material respects with all Environmental Law and Environmental Permits which, in relation to each Group Company only, are or have been applicable to the conduct of all or any part of its operations (including at any petroleum assets previously owned or occupied by the Company) or, in relation to a Previous Operator only, are or have been applicable to the conduct of any business historically undertaken at the Petroleum Assets generally, (in each case including the occupation or use of the Petroleum Assets).

21.3
All Environmental Permits have been obtained, are in full force and have been complied with in all material respects and all necessary action by any Group Company or so far as the Seller is aware any Operator in connection with the application for, renewal or extension of any of those Environmental Permits has been taken.

21.4
No written notification has been received by the Seller or any Group Company, nor so far as the Seller is aware by any Operator, in the past six years that (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Permit or (ii) any amendment to any Environmental Permit is required to enable the continued operation of the business of the Group and the Seller is not aware of any circumstances that is likely to lead to any such notification being made.

21.5
No Group Company has, nor so far as the Seller is aware has any Operator or Previous Operator in such capacity, received any indication, notice complaint, enquiry, information or communication (whether formal or informal),  whether from an Environmental Authority or a third party,  during the past six years of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or any Environmental Permit and the Seller is not aware of any circumstances that is likely to lead to any.

21.6	There has been no material Environmental incident relating to the Petroleum Assets in the past six years.

21.7
There is no requirement for the payment of a deposit or insurance or a guarantee or any other kind of security with respect to or in connection with the decommissioning, rehabilitation or abandonment of the Petroleum Assets or the shipment of waste.

21.8
Other than as contained in folder 4.1.4 of the Data Room, there are no reports in respect of matters relating to the Environment in respect of any Group Company or so far as the Seller is aware the Petroleum Assets and no Group Company has entered into any contracts, agreements or arrangements relating to its liability for matters relating to the Environment.

22.	Powers of attorney

22.1	No Group Company has given any power of attorney or other written authority which is outstanding or effective to any person to enter into any contract or other commitment on its behalf.

Schedule 4
Tax Warranties

1.	General

1.1
Throughout the last seven years, all Tax for which any Group Company has been liable or is liable to account has been duly paid (insofar as such Tax ought to have been paid) by the due date for the payment thereof.

1.2
Each Group Company has, throughout the last seven years, duly deducted all amounts which it has been obliged to withhold or deduct from any payment made by any Group Company and has duly accounted for all such amounts required to be accounted for to the relevant Tax Authority by the due date for accounting therefor.

1.3
All notices, returns, computations, statements, assessments, claims, disclaimers, elections and registrations which have in the last seven years been required by law to have been submitted by each Group Company to any Tax Authority for the purposes of Tax have been submitted within applicable time limits and were true, accurate and complete when submitted. None of the above is, nor, so far as the Seller is aware, are there any present circumstances as a result of which any of the above is likely to be, the subject of any dispute with any Tax Authority.

1.4
No Group Company has received any non-routine investigation, audit or visit by any Tax Authority and, so far as the Seller is aware, there is no threatened or proposed non-routine, audit or visit in relation to any Group Company. No Group Company is, nor, so far as the Seller is aware, are there any present circumstances as a result of which it is likely to be, in dispute with a Tax Authority.

1.5
Each Group Company has prepared and retained such records and documentation as are required by law to be prepared and retained for Tax purposes as well as such records and documentation as are necessary to enable each Group Company to prepare correct and complete returns for Tax purposes and calculate the liability to Tax or the amount of a Relief arising on the disposal of any asset owned at the Economic Date or acquired since the Economic Date but before Completion.

1.6
No Group Company has entered into any arrangements with any Tax Authority that are not based on a strict application of the law relating to Tax (other than (i) published extra-statutory concessions, statements of practice and statements of a similar nature or (ii) under the Block CI-40 PSC or the Nigerian PSC).

1.7
Save as Disclosed in folder 4.1.3 of the Data Room, there are not, nor, so far as the Seller is aware, are there likely to be, any disputes with any Governmental Authority regarding cost recovery or the calculation or apportionment of profit oil.

1.8
Proper provision or reserve (as appropriate) has been made in the Economic Date Accounts if and to the extent required by, and where required by in accordance with, the relevant accounting standards for all Taxation liable to be assessed on each Group Company or for which each Group Company is accountable (whether primarily or otherwise) as at the Economic Date or may after the Economic Date become or have become liable on or in respect of or by reference to any profits, gains or income (whether deemed or actual) for any period ended on or before the Economic Date or in respect of any distribution or transaction made or entered into or deemed to be made or entered into on or before the Economic Date. Provision has been made in the Economic Date Accounts for deferred taxation in accordance with relevant accounting standards.

2.	Company residence and overseas interests

2.1
The Company, SPE CI Holding AB, SPE CI and SPEN have in the past seven years been resident only in Sweden for Tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation agreements or for any other tax purposes.

2.2
None of the Company, SPE CI Holding AB, SPE CI and SPEN has, or within the last seven years has had, a permanent establishment or taxable presence outside Sweden, except that the Company has a branch in the United Kingdom and SPE CI has a branch in the Ivory Coast.

2.3
Svenska Nigeria Exploration has in the past seven years been resident only in Nigeria for Tax purposes and has not at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation agreements or for any other tax purposes.

2.4	Svenska Nigeria Exploration does not have, nor within the last seven years has had, a permanent establishment or taxable presence outside Nigeria.

3.	Groups

3.1
Neither the execution of this Agreement nor Completion will result in any chargeable asset being deemed to have been disposed of and re-acquired by any member of the Group for Tax purposes or to the clawback of any relief previously given to any Group Company.

3.2
No Group Company is liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any person other than a Group Company (provided that, for the purposes of this paragraph 3.2, any payroll taxes which are payable by a Group Company in respect of its current officers or employees and payments of input tax in respect of supplies made or deemed to be made directly to a Group Company shall not be treated as the primarily liability of another person).

3.3
All transactions or arrangements made or entered into by a Group Company have been made on arm's length terms and to the extent required by any relevant law, the processes by which prices and terms have been arrived at have, in each case, been fully documented.  No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

4.	Employment taxes

4.1
All Group Companies have properly operated the relevant employment withholding tax system (or other relevant employer tax process required by law) and have duly made all deductions and payments required by law to be made in respect of national insurance and social security contributions.

4.2	No individual has been treated by any Group Company as self-employed in circumstances where such individual should have been treated as an employee of a Group Company for Tax purposes.

4.3
No Group Company currently operates, or has not at any time operated, any profit sharing, share option, share incentive or bonus schemes or other employment-related schemes or arrangements for the benefit of its current or former officers or employees and no employment-related securities or securities options in relation to which a Group Company is, has been or will be the employer have at any time been acquired by any person.

4.4
No person has been granted a right to acquire shares or securities which may give rise to a liability in respect of income tax or national insurance contributions (or similar Taxes in other jurisdictions) on a Group Company upon the exercise of that right or upon the acquisition of those shares or securities.

4.5	No Group Company has established or contributed to any trust established for the benefit of employees.

4.6	No part of the Total Consideration Amount will be treated as income for any Tax purpose, whether as income of any Seller or any other person.

5.	Stamp duties and transfer taxes

5.1
Any document that is required to be stamped under any Applicable Law or that may be necessary in proving the title of any Group Company to any asset which is owned by any Group Company at the date of this Agreement is duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

5.2
Each Group Company has duly filed all land transaction returns required to be filed by such Group Company with any Tax Authority and has paid all stamp duty land tax (or other equivalent Tax) to which such Group Company is or may be liable.

6.	VAT

6.1	Each Group Company:

6.1.1
is, in each jurisdiction where it ought to be so registered, a duly registered taxable person for the purposes of VAT (or other equivalent sales or similar Tax) and has, throughout the whole of the period beginning seven years before the Economic Date and ending on the date hereof, been so registered, and no such registration is subject to any conditions imposed by or agreed with a Tax Authority;

6.1.2	is not now, nor has in the preceding seven years been, wholly or partly exempt for VAT purposes;

6.1.3	maintains and has at all times maintained complete, correct and up-to-date records for the purposes of the relevant VAT legislation;

6.1.4
is not and has not applied for treatment as a member of a VAT group (or equivalent) and no act or transaction has been effected in consequence of which any Group Company is or may be held liable for any VAT (or other equivalent sales or similar Tax) arising from supplies made by any other company other than other Group Companies; and

6.1.5	has not (where available under relevant legislation) at any time exercised any option to tax any land.

7.	Anti-avoidance

7.1	No Group Company has been involved in any transaction (or series of transactions) or scheme or arrangement:

7.1.1
the main purpose, or one of the main purposes of which, was avoiding, deferring or reducing a liability to Tax or producing a loss for Tax purposes with no corresponding commercial or economic loss; or

7.1.2
that is required to be disclosed to any Tax Authority under any provisions of any Tax Statute (including, without limitation, any Tax Statute that implements Council Directive (EU) 2018/822) that requires disclosure of tax planning arrangements or that implements the model mandatory disclosure rules for arrangements to avoid reporting obligations under the common reporting standard developed by the Organisation for Economic Co-operation and Development and arrangements involving offshore structures).

7.2
No Group Company has been a party to any preordained series of transactions containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining a Tax advantage on the part of any person.

7.3
Each Group Company has complied with all applicable law  relating to the prevention of tax evasion and/or the prevention of the facilitation of tax evasion in any jurisdiction.  No Group Company or, so far as the Seller is aware, any of its associated persons, has committed or facilitated any tax evasion offence in any jurisdiction.

Schedule 5
Tax Covenant

1.	Definitions and Interpretation

1.1	For the purposes of this Tax Covenant:

"Accounts Relief" means:

(a)	any Relief that has been shown as an asset in the Economic Date Accounts; and

(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for Tax or deferred tax in the Economic Date Accounts;

"Buyer's Relief" means:

(a)	any Accounts Relief;

(b)	any Relief of any member of the Group which arises:

(i)	in connection with any Event occurring in the ordinary course of business on or after the Economic Date and before Completion; or

(ii)	in connection with any Event occurring after Completion; and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group (other than the Group);

"Buyer's Tax Group" means the Buyer and any other company or companies which either are or become on or after Completion treated as members of the same group as the Buyer for any Tax purpose;

"Event" means the existence of any state of affairs, the expiry of a period of time, any Group Company ceasing to be associated or connected with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up, liquidation or dissolution of any person, and any transaction (including the execution of this Agreement and Completion and the performance of any obligations under this Agreement), payment, event, act, or omission whatsoever, and reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

"Liability for Tax" means:

(a)
any liability of any member of the Group to make a payment or increased payment of or on account of Tax and regardless of whether such liability is primarily payable by or for the account of a Group Company and/or whether a Group Company has or may have any right of reimbursement against or right of recovery from any other person(s), in which case the amount of the Liability for Tax shall be the amount of the payment; or

(b)
the Loss of any Accounts Relief, in which case the amount of Tax (i) in the case of a right to repayment of Tax or to a payment in respect of Tax, will be the amount of the repayment or payment and (ii) in a case other than a right to repayment of Tax or to a payment in respect of Tax, will be the amount which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the relevant Group Company had sufficient profits or was otherwise in a position to use the Accounts Relief; or

(c)
the use or setting off of any Buyer's Relief in circumstances where, but for such use or set off, any member of the Group would have had a liability to make a payment of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case the amount of the Liability for Tax shall be the amount of Tax for which the Seller would have been liable but for such utilisation or set off;

"Loss" means the loss, denial, disallowance, clawback, nullification, unavailability, reduction, or cancellation in whole or in part of any Relief and derivative words (such as Lost) shall be construed accordingly;

"Relief" means any relief, loss, allowance, credit, set-off, deduction or exemption for any Tax purpose, any right to repayment of Tax (including any repayment supplement or interest) and any reference to the use or set-off of a Relief shall be construed accordingly and shall include use or set-off in part;

"Tax" or "Taxation" means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or other liabilities (including, for the avoidance of doubt, amounts payable or allocable (whether in cash, oil or otherwise) to a Governmental Authority or government-owned counterparty in lieu of Tax under a production sharing agreement), in each case in the nature of taxation, wherever chargeable and whether of Sweden, the Ivory Coast or Nigeria or any other jurisdiction (including, for the avoidance of doubt, social security contributions in Sweden, Ivory Coast or Nigeria and corresponding obligations elsewhere) and any penalty, fine, surcharge or interest relating to it;

"Tax Authority"  means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in Sweden, the Ivory Coast, Nigeria or elsewhere; and

"Tax Statute" means any directive, statute, enactment, law, order or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

1.2
It shall be assumed for the purposes of this Tax Covenant (and in particular for calculating any Liability for Tax or any Relief) that the date of Completion is the end of an accounting period of the Group for the purposes of corporate income tax in Sweden or Nigeria or Ivory Coast and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this Tax Covenant.

1.3
References in this Tax Covenant to receipts, income, profits or gains earned, accrued or received shall include any receipts, income, profits or gains deemed pursuant to any Tax Statute to have been or treated or regarded as earned, accrued or received.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)
anything that involves, or leads directly or indirectly to, any liability of a Group Company to Tax that is (or but for an election would have been) the primary liability of another person (other than a member of the Buyer's Tax Group);

(b)
anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm's length terms;

(c)
anything that involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or a Group Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies (including a fiscal unity or tax consolidation), or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)
anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e)
anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Economic Date Accounts or, in the case of an asset acquired on or after the Economic Date, the cost of that asset;

(f)	anything that involves, or leads directly or indirectly to, a change of residence of a Group Company for Tax purposes; or

(g)
any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax Statute and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

2.	Covenant

2.1
The Seller covenants with the Buyer, subject to the provisions of paragraph 4 of this Tax Covenant and to Schedule 7 (Limitation of Seller's Liability) to this Agreement, to pay to the Buyer an amount equal to:

(a)
any Liability for Tax which has arisen as a result of any Event occurring on or before Completion or in respect of any receipts, income, profits or gains earned, accrued or received by any member of the Group on or before Completion;

(b)	any Liability for Tax within limb (b) or (c) of the definition of Liability for Tax;

(c)
any Liability for Tax which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by a Group Company on or before Completion outside of the ordinary course of business;

(d)
any Liability for Tax which arises as a result of the relationship for Tax purposes of a Group Company with any person (other than a member of the Buyer's Group) prior to Completion, whether such Liability for Tax arises before or after Completion; this includes any Liability for Tax which arises as a result of a failure by any person (other than a Group Company, the Buyer or any member of the Buyer's Group) at any time to make a payment or increased payment of or on account of or in respect of Tax or of an amount deemed to be Tax pursuant to a Tax Statute, where that person was at any time before Completion a member of the same group as a Group Company or had control of or was controlled by, or otherwise connected with a Group Company or was controlled by the same person as a Group Company for any Tax purpose; and

(e)	all costs and expenses reasonably incurred by the Buyer or any member of the Group in connection with a successful claim under Paragraph (a) or Paragraph (b) above.

3.	Payment date

3.1
Where the Seller is liable to make any payment under Paragraph 2.1, the due date for the making of that payment shall be the later of the date falling 10 Business Days after the Buyer has served a notice on the Seller demanding that payment and, if relevant, in a case:

(a)
that involves an actual payment of Tax by any member of the Group, 10 Business Days before the last date upon which the Tax in question would have been required to be paid to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising for late payment of such Tax; or

(b)
where the relevant Liability for Tax involves the Loss of an Accounts Relief (other than a right to repayment of Tax or to a payment in respect of Tax), the date being 10 Business Days before the last date upon which the Tax is or would (but for the use or set-off of that Accounts Relief) have been required to be paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge or penalty; or

(c)
that involves the Loss of an Accounts Relief which is a right to repayment of Tax or to a payment in respect of Tax, the date being 10 Business Days following the date on which the Buyer serves a Demand; or

(d)
that falls within paragraph (c) of the definition of Liability for Tax, 10 Business Days before the last date upon which the Tax saved by the relevant member of the Group would have been required to be paid to the relevant Tax Authority in order to prevent a liability to interest, or a fine, surcharge or penalty from arising for late payment; or

(e)
that comprises a payment pursuant to Paragraph 2.1(e), 10 Business Days before the last date upon which the relevant cost or expense must, pursuant to the invoice received by the Group member or the Buyer, be paid.

4.	Exclusions

4.1
The Seller shall not be liable under the covenant contained in Paragraph 2 in respect of any Liability for Tax and the Seller shall not be liable for breach of any of the Tax Warranties in respect of any matter or liability to the extent that:

(a)	a specific provision or reserve or allowance was made in the Economic Date Accounts in respect of such liability or matter;

(b)	a specific provision or reserve or allowance was made in the Equity Bridge in respect of such liability or matter; or

(c)	it arises or is increased as a result of a transaction in the ordinary course of business of any member of the Group between the Economic Date and Completion; or

(d)
it arises or is increased as a result only of any change in law (including a change in judicial interpretations of the law, the passing of any legislation or the making of any subordinate legislation) announced and coming into force on or after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of or change on or after Completion in any extra-statutory concession or generally applicable published practice previously made by a Tax Authority; or

(e)
it would not have arisen but for a change after Completion in the accounting bases upon which any member of the Group prepares it accounts (including any change in the bases in which any member of the Group values its assets) or in the policies and practices adopted in the preparation of any member of the Group's accounts or the preparation or submission of any member of the Group's tax returns or the date to which any member of the Group prepares its accounts or the length of any accounting period for Tax purposes, except in so far as the change is made in order to comply with a requirement of law in force at Completion, or to comply with generally accepted accounting principles or practices prevailing at Completion where the relevant company does not already so comply at Completion; or

(f)
such Liability for Tax or other liability would not have arisen or would have been reduced or eliminated but for a voluntary act, omission or transaction after Completion of the Buyer or a Group Company, which the Buyer or the Group Company knew or ought reasonably to have known, would give rise to, or increase, the Liability for Tax or other liability in question, but excluding any act or transaction:

(i)	required by Applicable Law; or

(ii)	carried out under a legally binding obligation of a Group Company entered into before Completion; or

(iii)	carried out in the ordinary course of business of a Group Company as carried on at Completion; or

(iv)	at the written request of the Seller or any member of the Seller's Group; or

(g)
it arises or is increased as a result of the Seller or any member of the Group having done (or omitted to do) something on or before Completion at the Buyer's request or with the Buyer's prior written consent (such consent having been given on the basis that the request for such consent included full details of the Tax consequences of granting such consent); or

(h)	the Liability for Tax has been paid or discharged on or before Completion and was taken into account in the Economic Date Accounts or the Equity Bridge; or

(i)
any Relief (other than a Buyer's Relief) is available (or made available) to a Group Company at no cost to the Group Company (other than routine administrative cost) to set against, reduce or eliminate the Liability for Tax or other liability; or

(j)	such Liability for Tax comprises Permitted Leakage.

Schedule 6
Leakage

1.	Definitions

1.1	For the purpose of this Schedule:

"Leakage" means:

(a)	any dividend, return of capital or distribution of any kind declared, paid or made, by any Group Company to the Seller or any Seller Related Person;

(b)	any payment of principal of, or interest on, any loan paid or made or Indebtedness owing by any Group Company to the Seller or any Seller Related Person;

(c)	any payments made by any Group Company (including management fees consulting fees, monitoring fees, directors' fees, licence fees or royalties) to the Seller or any Seller Related Person;

(d)	the value of any assets transferred by any Group Company to the Seller or any Seller Related Person;

(e)	any liabilities (actual or contingent) assumed, guaranteed, indemnified or incurred by any Group Company for the benefit of the Seller or any Seller Related Person;

(f)
any payments made by any Group Company to the Seller or any Seller Related Person in respect of its loan or share capital or other securities or such loan or share capital or other securities being issued, redeemed, purchased or repaid, or any other return of capital being made, in each case to the Seller or any Seller Related Person;

(g)	the forgiving, release, discounting or waiver by any Group Company of any Indebtedness owed to that Group Company by the Seller or any Seller Related Person;

(h)	any Transaction Costs being paid by any Group Company;

(i)	all liabilities incurred by any Group Company as a result of any Leakage;

(j)
any Tax incurred by any Group Company, or for which any Group Company is liable to account, as a result of any of the matters referred to in paragraphs (a) to (i) above or (k) below (to the extent not already included in those paragraphs or amounts); and

(k)	any agreement or arrangement by or on behalf of any Group Company to give effect to any of the matters referred to in (a) to (h) above,

but does not include any Permitted Leakage;

"Permitted Leakage" means:

(a)
any matter undertaken by or on behalf of any Group Company at the prior written request or with the prior written agreement of the Buyer to the extent the Buyer is notified of the consequent nature and amount of the resultant Leakage;

(b)
the payment of day-to-day expenses (including VAT) payable to directors or other officers, employees or consultants of any Group Company properly incurred in the ordinary and usual course of business and due or accrued up to and including Completion, provided such expenses do not exceed US$50,000 in aggregate per month;

(c)
any remuneration (including fees, salaries, bonuses, benefits (including pension contributions), all statutory deductions relating to remuneration (whether in respect of Tax or otherwise and provided such deductions are made and either retained at Completion or accounted for to the relevant Governmental Authority)) and any applicable payroll taxes, social security contributions and vacation payments) properly paid by any Group Company to its directors, other officers, employees or consultants in the ordinary and usual course of business in a manner consistent with the information that has been Disclosed;

(d)	any payment of the Closing Costs up to an aggregate amount equal to the Closing Costs Estimate plus the Shortfall Amount (if any);

(e)	the Pre-Sale Dividend;

(f)	any direct costs or expenses incurred by any Group Company in the making of a Permitted Leakage; and

(g)	any agreement or arrangement by or on behalf of any Group Company to give effect to any of the matters referred to in (a) to (e) above;

"Seller Related Person" means the members of the Seller's Retained Group or any of their respective directors, officers, employees or consultants;

"Seller's Retained Group" means the Seller Group excluding each Group Company; and

"Transaction Costs" means any advisor fees or transaction bonuses relating to the Transaction and/or the Transaction Documents paid by any Group Company.

2.	Leakage

2.1
Subject to Paragraph 2.3 of this Schedule 6 and Paragraphs 1.2 and 1.4 of Schedule 7 (Limitation of Seller's Liability), in the event of any Leakage from (and including) the Economic Date up to (and including) Completion, the Seller undertakes to pay, or procure payment, to the Buyer (or any Group Company as the Buyer directs) within ten (10) Business Days of written demand by the Buyer to the Seller (together with such evidence of the Leakage or the costs and expenses (as applicable) as is in the possession or control of any member of the Buyer Group):

(a)	an amount in cash equal to the amount of the Leakage; and

(b)	all costs and expenses (including legal and other professional costs) properly and reasonably incurred by the Buyer or any Group Company in recovering such amount from the Seller.

2.2
If the Seller becomes aware of any Leakage prior to Completion it shall as soon as reasonably practicable notify such Leakage and the amount thereof (the "Known Leakage Amount") to the Buyer in writing (attaching such evidence of the Leakage as is in the possession or control of any member of the Seller Group).

2.3	The Seller shall be discharged from the obligation to make payment of the Known Leakage Amount pursuant to Paragraph 2.1 to the extent the Completion Amount is reduced by the Known Leakage Amount.

2.4
Payment by the Seller to the Buyer under this Paragraph 2 shall be made in full free and clear from any Deduction unless the Deduction is required by law. If the Seller is required by law to make any Deduction from any such payment, it shall:

(a)
pay to the Buyer such further sum as will, after any Deduction required by law has been made (in respect of both the original sum and the further sum), leave the Buyer with the same amount as it would have been entitled to receive had no Deduction from the original sum been required;

(b)	pay the full amount of the Deduction (in respect of the original sum and the further sum) to the relevant authority as required by law; and

(c)
as soon as reasonably practicable furnish to the Buyer a certified copy of a receipt evidencing payment or, where no such receipt is available, provide a certificate to the Buyer setting out the amount of the Deduction, the authority to whom it was paid and the law that required the Deduction.

2.5
If a payment under this Paragraph 2 will be or has been subject to Tax (or would have been subject to Tax but for the availability of a Relief) in the hands of the Buyer, the Seller shall pay to the Buyer the amount (after taking into account any Tax payable in respect of the amount) that will ensure that the Buyer receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

Schedule 7
Limitation of Seller's Liability

1.	Time limits

1.1
The Seller shall not be liable in respect of a Claim unless notice in writing of the Claim (setting out reasonable details of the Claim and, as far as is reasonably practicable, the amount claimed) has been given by or on behalf of the Buyer to the Seller:

(a)	in the case of a Non-Tax Warranty Claim, on or before the date eighteen months after the Completion Date; or

(b)	in the case of a Tax Claim, on or before the seventh anniversary of the Completion Date.

1.2
The Seller shall not be liable in respect of any Leakage Claim unless notice in writing of the Leakage Claim (setting out reasonable details of the Leakage Claim and, as far as is reasonably practicable, the amount claimed) has been given by or on behalf of the Buyer to the Seller on or before the date falling nine months after the Completion Date.

1.3
The Seller shall not be liable in respect of any General Claim unless notice in writing of the claim (setting out reasonable details of the General Claim and, as far as is reasonably practicable, the amount claimed) has been given by or on behalf of the Buyer to the Seller on or before the date eighteen months after the Completion Date.

1.4
Any Leakage Claim notified under Paragraph 1.2 and any General Claim notified under Paragraph 1.3 shall (if it has not previously been settled, satisfied or withdrawn) be deemed to be withdrawn unless legal proceedings in respect of such claim shall have been issued within 12 months of the date of receipt by the Seller of such notification.

2.	Financial limits

2.1
The maximum aggregate liability of the Seller for any and all Non-Tax Warranty Claims and Tax Claims (including interest, legal or professional fees and disbursements, and other costs and expenses arising out of or in connection with all Non-Tax Warranty Claims and Tax Claims) shall not exceed US$1.00.

2.2
The maximum aggregate liability of the Seller for any and all General Claims (including interest, legal or professional fees and disbursements, and other costs and expenses arising out of or in connection with all General Claims) shall not exceed an amount which is equal to fifty per cent (50%) of the amount paid to the Seller's Account in cash on Completion in accordance with Paragraph 2 of Schedule 2.

3.	General limitations

3.1	The Seller shall not be liable for any Non-Tax Warranty Claim or any General Claim to the extent that:

(a)
such claim arises in respect of a voluntary act or omission made after the date of this Agreement by any member of the Buyer Group (excluding any Group Company) or after Completion by any member of the Group, or any officer, employee or agent of any of them, save that this Paragraph 3.1(a) shall not apply where such act or omission was:

(i)	in the ordinary course of business; or

(ii)
pursuant to a legally binding obligation of any member of the Buyer Group (excluding any Group Company) entered into prior to the date of this Agreement or of any member of the Group entered into on or prior to Completion; or

(iii)	pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

(iv)	at the written request or with the written approval of the Seller or in accordance with the terms of this Agreement or any other Transaction Document;

(b)	such claim arises in respect of any act or omission made before Completion at the written request of, or with the written approval of, the Buyer;

(c)
the claim is based on a liability which is a contingent liability or is otherwise unquantifiable unless and until such liability becomes an actual and quantifiable liability which is due and payable (in which case, subject to such being notified to the Seller within the period specified in Paragraph  1.3 of this Schedule, the time limit for issuing and serving proceedings in respect of the claim for the purposes of Paragraph 1.4 shall begin on the date on which the liability becomes an actual and quantifiable liability which is due and payable);

(d)	a specific provision or reserve or allowance was made in the Economic Date Accounts in respect of the same matter giving rise to the claim;

(e)	such claim arises in respect of any matter specifically provided for in the Equity Bridge;

(f)
such claim would not have arisen but for a change after Completion in accounting policy or practice of the Buyer or any Group Company other than a change made to comply with the accounting standards stated to have been used in the preparation of the Accounts but which had not been complied with previously;

(g)
such claim results from the coming into force of, or of any change in, any law, rule or regulation, or the interpretation or published practice of any government, government department, agency or regulatory body on or after Completion; and/or

(h)	such claim results from any breach by the Buyer of its obligations under this Agreement or any other Transaction Document.

3.2
References in this Paragraph 3 to a claim arising or resulting shall be deemed to include reference to each and any part or element of any such claim, and/or any increase in the amount of any such claim and/or the extent to which any such claim would otherwise have been reduced or extinguished.

4.	W&I Insurance Policy

4.1	Subject to Paragraph 9, notwithstanding any other provision of this Agreement:

(a)
the Buyer agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Non-Tax Warranty Claim and any Tax Claim against the Seller except to the extent within the cap on liability set out in Paragraph 2.1;

(b)
the Buyer's sole potential recourse against the Seller in respect of all and any Non-Tax Warranty Claim and all and any Tax Claims shall, except to the extent within the cap on liability set out in Paragraph 2.1, be under the W&I Insurance Policy; and

(c)
any inability of the Buyer to pursue or obtain any remedy in respect of any Non-Tax Warranty Claims and any Tax Claims under the W&I Insurance Policy, whether due to policy terms, exceptions or exclusions, validity, creditworthiness or for any other reason, shall not affect or in any way increase the liability of the Seller under this Agreement.

5.	No double claims

The Buyer shall not be entitled to recover from the Seller more than once in respect of the same loss or damage, but this Paragraph 5 shall not prevent a further claim where the loss or damage is increased as a result of facts of which the Buyer was not aware when making the earlier claim.

6.	Mitigation

Nothing in this Agreement shall operate to limit or reduce the Buyer's common law duty to mitigate any loss giving rise to a Non-Tax Warranty Claim or a General Claim.

7.	Recovery from Another Person

7.1
If a member of the Buyer Group receives from another person an amount which is referable to the matter giving rise to a General Claim, the Buyer shall as soon as reasonably practicable thereafter notify the Seller and:

(a)
if the Seller has already fully paid the amount due pursuant to the General Claim to the Buyer and the amount paid by the Seller to the Buyer in respect of the General Claim is more than the Sum Recovered, the Buyer shall promptly, following receipt, pay to the Seller the Sum Recovered;

(b)
if the Seller has already fully paid the amount due pursuant to the General Claim to the Buyer and the amount paid by the Seller to the Buyer in respect of the General Claim is less than or equal to the Sum Recovered, the Buyer shall promptly, following receipt, pay to the Seller an amount equal to the amount paid by the Seller to the Buyer in settlement of the General Claim; and

(c)
if the Seller has not already paid an amount to the Buyer in settlement of a General Claim, the amount of the General Claim for which the Seller would have been liable shall be reduced by and to the extent of the Sum Recovered.

7.2
For the purposes of Paragraph 7.1, "Sum Recovered" means an amount equal to the total of the amount received by any member of the Buyer Group which is referable to the matter giving rise to the General Claim, less the amount of all costs and expenses incurred by any member of the Buyer Group in recovering that sum and any Tax payable by any member of the Buyer Group by virtue of its receipt.

8.	Damages only remedy

Without prejudice to the express termination rights provided in Clause 5.2, Clause 5.21 and Clause 8.3, any breach of this Agreement by the Seller shall give rise only to an action by the Buyer for damages for breach of contract and shall not entitle the Buyer to rescind or terminate this Agreement.

9.	Fraud

The provisions of this Schedule shall not apply to any claim or part of a claim which arises from (or where any delay in giving notice of or progressing the claim arises from) fraud on the part of the Seller.

Schedule 8
Property

Schedule 9
Intellectual Property Rights

Schedule 10
Petroleum Permits

1.	Ivory Coast

(a)
The production sharing agreement in respect of Block CI-40 originally dated 9 April 1998 between the Ivory Coast Government, CNR International (Côte d'Ivoire) S.A.R.L. ("CNR"), SPE CI, and Société nationale d'opérations pétrolières de Côte d'Ivoire, a State-owned company known as Petroci Holding ("Petroci"), as amended from time to time.

(b)	Decree No. 2003-91 dated 11 April 2003 granting the exclusive authorisation to exploit Baobab Oil Field as amended by Decree No. 2009-13 dated 23 January 2009.

2.	Nigeria

The production sharing agreement originally dated 13 June 2002 between NNPC, Esso, Chevron Nigeria Deepwater B Limited, Svenska Nigeria Exploration and Production Limited, Oando Deepwater Exploration Nigeria Limited and Nigerian Petroleum Development Company Limited, as amended from time to time.

Schedule 11
Petroleum Asset Documents

Schedule 12
Petroleum Assets

Country	Group Company holding Petroleum Asset	Block/licence number	% working interest held	% paying interest held	Operator

Ivory Coast	SPE CI	Block CI-40	27.3900%	30.4333%	CNR

Nigeria	Svenska Nigeria Exploration & Production Limited	Block 214	21.0526%	21.0526%	Esso

Schedule 13
Equity Bridge

Schedule 14
Announcement

This Agreement has been entered into on the date stated at the beginning of this document.

Seller

SIGNED for and on behalf of PETROSWEDE AB:

/s/ Jason T. Milazzo
..................................................................................................................................................

Signature

Jason T. Milazzo
..................................................................................................................................................

Print name

Director
..................................................................................................................................................
Title

Buyer

SIGNED for and on behalf of VAALCO ENERGY (HOLDINGS), LLC:

By: VAALCO ENERGY (INTERNATIONAL), LLC,

its sole member

By: VAALCO ENERGY, INC.,

its sole member

By:	/s/ George W.M. Maxwell

Name: George W.M. Maxwell
Title: Chief Executive Officer